Exhibit 10.1

EXECUTION VERSION

$4,000,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

April 14, 2015

among

Prudential Financial, Inc.

and

Prudential Funding, LLC,

as Borrowers

The Prudential Insurance Company of America,

The Banks Listed Herein

and

JPMorgan Chase Bank, N.A.,

as Administrative Agent

and Several L/C Agent

J.P. Morgan Securities LLC,

Citigroup Global Markets Inc.

and

HSBC Securities (USA) Inc.,

as Joint Lead Arrangers and Joint Bookrunners

Citibank, N.A.

and

HSBC Bank USA, National Association,

as Co-Syndication Agents

i

ii

SCHEDULES

Pricing Schedule
Schedule 1.01	—	Commitments
Schedule 2.18	—	Existing Letters of Credit
Schedule 9.01	—	Notice Information

EXHIBITS

Exhibit A	—	Form of Note
Exhibit B	—	Form of Assumption Agreement
Exhibit C	—	Form of Opinion of the Counsel for the Obligors
Exhibit D	—	Form of Assignment and Assumption
Exhibit E-1	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Banks that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-2	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Banks that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-3	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-4	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit F	—	Form of PICA Assumption Agreement
Exhibit G	—	Form of PICA Guarantee Agreement
Exhibit H	—	PICA Support Agreement
Exhibit I	—	Form of PFLLC Termination Notice

iii

AMENDED AND RESTATED CREDIT AGREEMENT

THE AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of April 14, 2015 among PRUDENTIAL FINANCIAL, INC., PRUDENTIAL FUNDING, LLC, THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, the BANKS listed on the signature pages hereof and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Several L/C Agent.

PFI (as defined below) is a party to the Five-Year Credit Agreement dated as of December 16, 2011 (the “Existing Five-Year Credit Agreement”) with the banks party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent and Several L/C Agent. PFI, PFLLC (as defined below) and PICA (as defined below) are parties to the Three-Year Credit Agreement dated as of December 16, 2011 (the “Existing Three-Year Credit Agreement” and together with the Existing Five-Year Credit Agreement, the “Existing Credit Agreements”) with the banks party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.

Certain of the parties to the Existing Credit Agreements desire to amend each Existing Credit Agreements in certain respects and to restate in its entirety each Existing Credit Agreement, as so amended and restated as provided in this Agreement (and, in that connection, one or more banks not currently party to either of the Existing Credit Agreements may become party as banks hereunder), effective upon the satisfaction of the certain conditions precedent set forth in Section 3.01. Accordingly, the parties hereto hereby agree that on the Effective Date (as defined below) the Existing Credit Agreements shall be amended and restated in this single agreement as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Euro-Dollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s office and, as appropriate, account or accounts, as designated from time to time by the Administrative Agent in a notice to PFI and the Banks.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to PFI) duly completed by such Bank.

“Affected Bank” means a Bank that (i) is not obligated to issue a Several Letter of Credit because of one or more of the events or circumstances described in Section 2.18(a)(iii)(A) or (B) and (ii) has elected not to issue such Several Letter of Credit as a result of one or more of such events or circumstances.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Agent Parties” has the meaning set forth in Section 9.01(c).

“Agents” means each of the Administrative Agent, the Syndication Agents and the Several L/C Agent.

“Agreement” has the meaning set forth in the introduction hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the London interbank offered rate (which shall not be less than zero) as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or on any successor or substitute page of such page) at approximately 11:00 a.m., London time, on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Obligor or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its ABR Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Applicable Margin” means, for any day, with respect to any ABR Loan or any Euro-Dollar Loan, the rate per annum for such day for such Type of Loan determined in accordance with the Pricing Schedule.

“Applicable Percentage” means, with respect to any Bank, the percentage of the aggregate amount of the Commitments represented by such Bank’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments. The Applicable

Percentage of a Bank may be adjusted in accordance with the provisions of this Agreement, including as a result of a Commitment Increase under Section 2.09(d) and the provisions regarding Defaulting Banks.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignee” has the meaning set forth in Section 9.06(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Assignee (with the consent of any party whose consent is required by Section 9.06(c)), and accepted by the Administrative Agent, in the form of Exhibit D hereto or any other form approved by the Administrative Agent.

“Assuming Bank” means any Person not previously a Bank that becomes a Bank hereunder pursuant to Section 2.09(d).

“Assumption Agreement” means an assumption agreement entered into by the Borrowers and an Assuming Bank, and accepted by the Administrative Agent, in the form of Exhibit B hereto or any other form approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.18(b)(v).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of the Commitments.

“Bank” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or any other agreement entered into hereunder by such Person pursuant to which such Person becomes a Bank (including under Section 2.09(d)), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Bank” includes each Fronting L/C Issuer, the Several L/C Agent and each Limited Fronting Bank.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA that is not a Plan or a Multiemployer Plan and that is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means PFI or PFLLC, as the context may require, and “Borrowers” means all of the foregoing; provided that if PFLLC shall have been terminated as a Borrower hereunder pursuant to Section 9.16, neither the term “Borrower” nor the term “Borrowers” shall thereafter include or refer to PFLLC.

“Borrowing” means Revolving Credit Loans of the same Type, made, converted or continued on the same date and, in the case of Euro-Dollar Loans, as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Euro-Dollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable Fronting L/C Issuers, the Limited Fronting Banks and/or the Banks, as applicable, as collateral for L/C Obligations, cash or deposit account balances in Dollars or, if the applicable Fronting L/C Issuer or the applicable Limited Fronting Bank, as applicable, benefitting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such Fronting L/C Issuer or such Limited Fronting Bank, as applicable (which documentation is hereby consented to by the Banks). “Cash Collateral” has a meaning correlative to the foregoing and shall include the proceeds of such cash collateral, deposit account balances and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement or (with respect to any Bank) such later date on which such Bank becomes a party to this Agreement, of: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Bank (or, for purposes of Section 8.03(b), by any Applicable Lending Office of such Bank or by such Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closed Block Equity” means, calculated as of the last day of each fiscal quarter, the amount of PFI’s Closed Block assets less the amount of PFI’s Closed Block liabilities, excluding accumulated other comprehensive income (or loss) attributable thereto, as reported in the notes to PFI’s consolidated financial statements.

“Commitment” means, with respect to each Bank, the commitments of such Bank (i) to make Revolving Credit Loans, (ii) to issue Several Letters of Credit (or to purchase participations therein to the extent provided herein) and (iii) to purchase participations in Fronted Letters of Credit, expressed as an amount representing the maximum aggregate amount of such Bank’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to the terms hereof. The initial amount of each Bank’s Commitment is set forth on Schedule 1.01, or in the Assignment and Assumption or other agreement pursuant to which such Bank shall have assumed its Commitment, as applicable. The initial aggregate amount of the Banks’ Commitments is $4,000,000,000 as of the Effective Date.

“Commitment Fee Rate” means a rate per annum determined in accordance with the Pricing Schedule.

“Commitment Increase” has the meaning set forth in Section 2.09(d)(i).

“Commitment Increase Date” has the meaning set forth in Section 2.09(d)(i).

“Confirming Bank” means, as provided in Section 2.19, with respect to any Bank that is a Non-NAIC Approved Bank, any Person (including any other Bank) that is a NAIC Approved Bank and that has agreed in a written agreement to confirm Several Letters of Credit with respect to which such Non-NAIC Approved Bank is an issuer, which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent (such an agreement, a “Confirming Bank Agreement”).

“Confirming Bank Agreement” has the meaning set forth in the definition of “Confirming Bank”.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Worth” means, calculated as of the last day of each fiscal quarter, the consolidated stockholders’ equity of PFI determined in accordance with GAAP as of such date, but excluding: (i) accumulated other comprehensive income (or loss), (ii) equity of non-controlling interests attributable thereto, and (iii) Closed Block Equity

“Credit Extension” means each of a Borrowing and an L/C Credit Extension.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property), (vi) all non-contingent obligations of such Person (and, for purposes of Section 5.06 and the definitions of “Material Debt” and “Material Derivative

Obligations”, all contingent obligations of such Person) to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (viii) all Debt of others Guaranteed by such Person, (ix) all redeemable preferred stock issued by such Person other than any such preferred stock redeemable at the sole option of such Person and (x) all Separate Account Recourse Obligations of such Person. Notwithstanding any other provision of this Agreement, any Debt issued, assumed, Guaranteed or otherwise incurred by PICA, or any other Subsidiary that is an insurance company, for or on behalf of any separate account of PICA or any such Subsidiary, which is a Non-Recourse Obligation of such separate account, shall be Debt of such separate account and shall not be deemed Debt of PFI or any of its Subsidiaries hereunder.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means an interest rate equal to (i) the Alternate Base Rate plus (ii) the Applicable Margin applicable to ABR Loans plus (iii) 2.00% per annum; provided that, with respect to principal of any Euro-Dollar Loan that shall become due (whether at stated maturity, by acceleration, by prepayment or otherwise) on a day other than the last day of the Interest Period therefor, the “Default Rate” shall be a rate per annum equal to, for the period from and including such due date to but excluding the last day of such Interest Period, the interest rate for such Euro-Dollar Loan as provided in Section 2.07(b) plus 2.00% and, thereafter, the rate provided for above in this definition.

“Defaulting Bank” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its obligations in respect of Letters of Credit (including its obligations in respect of its participations therein, if any, hereunder) or (iii) pay over to the Administrative Agent, the Several L/C Agent, any Fronting L/C Issuer or any other Bank any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, (x) such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or (y) such failure has been cured, (b) has notified PFI or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or PFI, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its funding obligations hereunder (including in respect of Letters of Credit); provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event.

“Derivatives Obligations” of any Person means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, futures contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement or cleared through one or more clearing houses, executed on an exchange or other central limit order book, or executed bilaterally with a financial institution and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, any futures customer agreement, cleared derivatives addendum to such futures customer agreement or any other master agreement (any such master agreement, together with any related schedules, or annexes, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding any other provision of this Agreement, any Derivatives Obligation entered into, assumed or otherwise incurred by PICA, or any other Subsidiary that is an insurance company, for or on behalf of any separate account of PICA or any such Subsidiary, which is a Non-Recourse Obligation of such separate account, shall be a Derivatives Obligation of such separate account and shall not be deemed a Derivatives Obligation of PFI or any of its Subsidiaries hereunder.

“Dollars” and the sign “$” mean lawful money in the United States of America.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to PFI and the Administrative Agent.

“Early Termination” means an event which causes any Derivative Obligation to be terminated, accelerated, or closed-out prior to the scheduled termination of such Derivative Obligation.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, (ii) any right to receive, directly or indirectly, assets, or proceeds of assets, held in a separate account of PICA and (iii) any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest or other right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means PICA and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with PICA, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to PFI and the Administrative Agent.

“Events of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loans or Commitment (other than pursuant to an assignment request by PFI under Section 8.05(b)) or (ii) such Bank changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank acquired the applicable interest in a Loan or Commitment or to such Bank immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreements” has the meaning set forth in the introduction hereto.

“Existing Five-Year Credit Agreement” has the meaning set forth in the introduction hereto.

“Existing Three-Year Credit Agreement” has the meaning set forth in the introduction hereto.

“Existing Letters of Credit” means each Letter of Credit under (and as defined in) the Existing Five-Year Credit Agreement outstanding as of the Effective Date and listed on Schedule 2.18.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Foreign Bank” means a Bank that is not a U.S. Person.

“Fronted Letter of Credit” means any Letter of Credit which is issued solely by a Fronting L/C Issuer pursuant to Section 2.18(a)(i)(A)(1).

“Fronted Letter of Credit Commitment” means, with respect to any Fronting L/C Issuer, the maximum aggregate outstanding undrawn amount of Fronted Letters of Credit that such Fronting L/C Issuer shall have agreed to issue hereunder (i) as set forth opposite such Fronting L/C Issuer’s name on Schedule 1.01 or (ii) pursuant to the written agreement by which such Fronting L/C Issuer shall have become a Fronting L/C Issuer (as such agreement may be amended from time to time with the agreement of such Fronting L/C Issuer).

“Fronting L/C Issuer” means (i) JPMCB together with its permitted successors and assigns in such capacity, (ii) Citibank, N.A. together with its permitted successors and assigns in such capacity, (iii) HSBC Bank together with its permitted successors and assigns in such capacity and (iv) each other Bank selected from time to time by the Borrower to be an issuer of Fronted Letters of Credit hereunder (provided that such Bank shall be reasonably acceptable to the Administrative Agent and shall have agreed to be a Fronting L/C Issuer hereunder and to issue Fronted Letters of Credit up to its Fronted L/C Issuer Commitment pursuant to a written agreement reasonably satisfactory to the Administrative Agent, executed by such Bank, the Borrower and the Administrative Agent), each in its capacity as an issuer of Fronted Letters of Credit hereunder, or any successor issuer of Fronted Letters of Credit hereunder (including with respect to each Fronted Letter of Credit that is an Existing Letter of Credit deemed issued hereunder as of the Effective Date for which such Fronting L/C Issuer is the Fronting L/C Issuer under the Existing Five-Year Credit Agreement). A Fronting L/C Issuer may, in its discretion, arrange for one or more Fronted Letters of Credit to be issued by one or more of its branches or Affiliates, in which case the term “Fronting L/C Issuer” shall include any such branch or Affiliate which issues any Fronted Letter of Credit.

“Fund” means (i) any separate account of PICA or any other Subsidiary that is an insurance company, (ii) any other entity (whether or not constituting a Person hereunder) created in the ordinary course of the investment advisory or asset management business of PICA or any other Subsidiary for the purpose of selling to one or more third parties one or more Equity Interests in an investment vehicle managed by PICA or an Affiliate of PICA as part of such business, or one or more interests in any separate account of PICA, or any other Subsidiary that is an insurance company, that holds one or more Equity Interests in such investment vehicle or (iii) any corporation or other entity that would otherwise be a Subsidiary of any such separate account under clause (i) above or other entity under clause (ii) above.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, or state or political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Honor Date” has the meaning set forth in Sections 2.18(c)(i) and 2.18(c)(ii).

“HSBC Bank” means HSBC Bank USA, National Association and its successors.

“Increasing Bank” has the meaning set forth in Section 2.09(d)(i).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Payment Date” means (i) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (ii) with respect to any Euro-Dollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means a period commencing on the date of Borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one week or one, two, three or six months thereafter, as the applicable Borrower may elect in such Notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the immediately following proviso, end on the last Business Day of a calendar month;

provided, further, that no Interest Period which begins before the Termination Date may end after the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“IRS” means the United States Internal Revenue Service.

“ISP” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc., or such later version thereof as may be in effect at the time of issuance of a Letter of Credit.

“Joint Lead Arrangers” means the Joint Lead Arrangers and Joint Bookrunners listed on the cover page of this Agreement.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all unpaid Unreimbursed Amounts. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. For purposes of determining the L/C Obligations held by any Bank at any time, such Bank shall be deemed to hold an amount equal to the sum of (without duplication) (i) the aggregate amount of such Bank’s direct obligations in all outstanding Several Letters of Credit, (ii) its participations in all outstanding Several Letters of Credit, (iii) its participations in all outstanding Fronted Letters of Credit and (iv) its Applicable Percentage of all unpaid Unreimbursed Amounts in respect of all outstanding Letters of Credit at such time.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement and shall include the Existing Letters of Credit. Letters of Credit issued hereunder shall be denominated in Dollars only.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any Fronting L/C Issuer or the Several L/C Agent, as applicable.

“Letter of Credit Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, and the applicable Borrower (and, if applicable, any Subsidiary named as an applicant in the Letter of Credit Application) or entered into by the applicable Borrower (or, if applicable, any Subsidiary) in favor of the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, and relating to any such Letter of Credit.

“Letter of Credit Exposure” means, with respect to any Bank at any time, the sum of the aggregate outstanding principal amount of such Bank’s L/C Obligations at such time.

“Letter of Credit Fee Rate” means a rate per annum determined in accordance with the Pricing Schedule plus (with respect to any Letter of Credit fees payable under Section 2.08(b) accruing after the date on which the Commitments terminate) 2.00%.

“LIBO Rate” means, with respect to any Euro-Dollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Euro-Dollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. In any event, the LIBO Rate shall not be less than zero.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Limited Fronting Bank” means, as provided in Section 2.18(j), (i) any Bank (so long as it is not an Affected Bank with respect to any Several Letter of Credit) that agrees that it shall be an issuer with respect to any Affected Bank’s Applicable Percentage of a particular Several Letter of Credit or (ii) any Bank that is a NAIC Approved Bank and agrees that it shall be an issuer with respect to the Applicable Percentage of Several Letters of Credit of any other Bank that is a Non-NAIC Approved Bank issued during the period that such other Bank is a Non-NAIC Approved Bank, in each case pursuant to a Limited Fronting Bank Agreement.

“Limited Fronting Bank Agreement” has the meaning set forth in Sections 2.18(j).

“Loan” means an ABR Loan or a Euro-Dollar Loan, and “Loans” means ABR Rate Loans or Euro-Dollar Loans or any combination of the foregoing.

“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Letter of Credit Document, the PICA Assumption Agreement and the PICA Guarantee.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on the business, financial position or operations of PFI and its Subsidiaries, taken as a whole.

“Material Debt” means Debt of PFI and/or one or more Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $450,000,000; provided that the term “Material Debt” shall not include (i) the Loans, (ii) obligations of PFI or any Subsidiary (x) to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities or (y) to return collateral consisting of cash or securities which arise out of or in connection with the loan of the same or substantially similar securities, in each case in the ordinary course of the investment business of PFI or such Subsidiary, as the case may be, consistent with past practice, (iii) Permitted Collateralized Obligations and (iv) Debt of PFI or any Subsidiary in respect of which (A) the recourse of the holder of such Debt (whether direct or indirect and whether contingent or otherwise) is effectively limited to the assets directly securing such Debt (which assets have been acquired for investment and not for use by PFI or such Subsidiary in its operations) and (B) such holder may not collect by levy of execution against assets of PFI or such Subsidiary, as the case may be, generally (other than the assets directly securing such Debt) if such obligor fails to pay such Debt when due and such holder obtains a judgment with respect thereto and provided, further, that surplus notes of PICA or any other insurance Subsidiary of PFI shall constitute Material Debt if, but only to the extent that, the failure to pay the principal thereof and/or the interest thereon shall constitute an event of default thereunder or under any agreement pursuant to which such surplus notes were issued or shall result in the acceleration of Material Debt.

“Material Derivative Obligations” means payment obligations in respect of Derivatives Obligations of PFI and/or one or more Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $450,000,000.

“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $450,000,000.

“Material Subsidiary” means, at any date, (i) unless PFLLC shall have been terminated as a Borrower hereunder pursuant to Section 9.16, PFLLC, (ii) PICA and (iii) any other Subsidiary the assets of which (other than, in the case of any Subsidiary that is an insurance company, assets held in separate accounts of such Subsidiary) as of such date exceed 10% of the consolidated assets (other than assets held in separate accounts of PICA or any Subsidiary that is an insurance company) of PFI, as reflected in the most recent consolidated financial statements of PFI furnished or required to be furnished to the Banks pursuant to Section 4.04(a) or 5.01(a).

“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC Approved Bank” means any Bank (x) that is listed on the most current “Bank List” of banks approved by the NAIC, (y) organized or, in the case of a branch or agency office of a foreign banking organization in the United States, licensed, under the laws of the United States or any state thereof and (z) regulated, supervised and examined by federal or state authorities having regulatory authority over banks and trust companies.

“Non-Recourse Obligation” means, with respect to a separate account of PICA or any Subsidiary that is an insurance company, any Debt incurred for or on behalf of such separate account for which (i) the sole recourse for the payment of principal of and interest thereon shall be against the assets of such separate account (and the explicit terms of such Debt shall so provide), and not against PFI or any Subsidiary or any of their respective other assets and (ii) neither PFI nor any Subsidiary shall be the lender thereof. For the avoidance of doubt, liability for exclusions from non-recourse provisions contained in the document creating the Debt obligation or in a separate guarantee shall not be considered to constitute recourse against PFI or any Subsidiary or any of their respective other assets for the purposes of this definition.

“Non-Extension Notice Date” has the meaning set forth in Section 2.18(b)(v).

“Non-NAIC Approved Bank” means, at any time, any Bank that is not a NAIC Approved Bank.

“Note” means a promissory note of a Borrower, substantially in the form of Exhibit A hereto, evidencing its obligation of to repay the Loans made to it by a Bank, and “Notes” means all or any combination of such promissory notes issued hereunder, as the context may require.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.10.

“Obligations” means all advances to, and debts and liabilities of, the Obligors arising under any Loan Document or with respect to any Loans (including with respect to principal, interest, fees and other amounts payable by the Obligors thereunder) or Letter of Credit (including all L/C Obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor or any Affiliate thereof of any case, proceeding or other action under any Debtor Relief Laws naming such Person as the debtor in such case, proceeding or action, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligor Materials” has the meaning set forth in Section 9.01(c).

“Obligors” means the Borrowers and PICA.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.05(b)).

“Participant” has the meaning set forth in Section 9.06(b).

“Participant Register” has the meaning set forth in Section 9.06(b).

“Participating L/C Issuer” means, from time to time with respect to each Several Letter of Credit, each Affected Bank or Non-NAIC Approved Bank, as applicable, for whose Applicable Percentage (or any portion thereof) a Limited Fronting Bank has agreed to be liable as an issuer.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Collateralized Obligation” means any obligation relating to real estate mortgage investment conduits (REMICs), pass-through obligations, collateralized mortgage obligations, collateralized bond obligations or similar instruments, except an obligation of PFI or any Subsidiary (excluding any Subsidiary (other than PFLLC, unless PFLLC shall have been terminated as a Borrower hereunder pursuant to Section 9.16) that is the issuer of the REMIC, pass-through obligation, collateralized mortgage obligation, collateralized bond obligation or similar instrument) to the extent that such obligation requires a cash payment by PFI or such Subsidiary, recourse for the payment of which is not effectively limited to specified assets of PFI or such Subsidiary.

“Permitted Encumbrances” means: (i) Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings; (ii) bankers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings; (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (v) Liens on deposit accounts or securities accounts, including bankers’ Liens and rights of setoff arising in the ordinary course of business; (vi) Liens arising out of deposits of cash or securities with reinsurance trusts, ceding companies or insurance regulators in the ordinary course of business; and (vii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of PFI or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Debt.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PFI” means Prudential Financial, Inc., a New Jersey corporation, and its successors.

“PFLLC” means Prudential Funding, LLC, a New Jersey limited liability company, and its successors.

“PICA” means The Prudential Insurance Company of America, a life insurance company organized under the laws of the State of New Jersey, and its successors.

“PICA Assumption Agreement” means an agreement entered into by PICA for the benefit of the Administrative Agent and the Banks, substantially in the form of Exhibit F hereto.

“PICA Guarantee Agreement” means an agreement entered into by PICA for the benefit of the Administrative Agent and the Banks, substantially in the form of Exhibit G hereto.

“PICA Support Agreement” means the Support Agreement dated as of March 18, 1982 between PICA and PFLLC, a copy of which is attached as Exhibit H hereto, as the same may, subject to Section 5.10, be amended from time to time.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 9.01.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Recipient” means (i) the Administrative Agent, (ii) any Bank and (iii) any Fronting L/C Issuer, as applicable.

“Register” has the meaning set forth in Section 9.06(f).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Banks” means, at any time, Banks having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the Revolving Credit Exposures and unused Commitments of any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.

“Revolving Credit Exposure” means, with respect to any Bank at any time, the sum of (i) the outstanding principal amount of such Bank’s Revolving Credit Loans and (ii) such Bank’s L/C Obligations at such time.

“Revolving Credit Loan” means a loan made or to be made by a Bank pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Revolving Credit Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State or by the United Nations Security Council, (b) any Person located, organized or a resident in a country or territory that is, or whose government is, the subject of Sanctions, and where being located, organized or a resident is prohibited by applicable OFAC regulations, (c) any Person located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions and with respect to which an Obligor is prohibited from doing business with such Person as a result of applicable OFAC regulations or (d) any Person controlled by any such Person.

“Senior Financial Officer” means (i) with respect to PFI or PICA, its Treasurer, Controller or Chief Financial Officer and (ii) with respect to PFLLC, its President or Treasurer.

“Separate Account Recourse Obligation” means any Debt issued, assumed, Guaranteed or otherwise incurred, or any Derivatives Obligation entered into, assumed or otherwise incurred, in each case by PICA, or any other Subsidiary that is an insurance company, for or on behalf of any separate account of PICA or any such Subsidiary, which is not a Non-Recourse Obligation of such separate account.

“Several L/C Agent” means JPMCB, in its capacity as agent and attorney-in-fact for the Banks in issuing and amending Several Letters of Credit, or any successor in such capacity

(including with respect to each Several Letter of Credit that is an Existing Letter of Credit deemed issued hereunder as of the Effective Date for which JPMCB is the Several L/C Agent under the Existing Five-Year Credit Agreement).

“Several Letter of Credit” means any Letter of Credit issued severally by the Banks pursuant to Section 2.18(a)(i)(B)(1).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Euro-Dollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of PFI. Notwithstanding any other provision of this Agreement, the term “Subsidiary” shall not be deemed to include any Fund.

“Syndication Agents” means the Co-Syndication Agents listed on the cover page of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means April 14, 2020 or, if such day is not a Business Day, the next preceding Business Day.

“Transactions” means the execution, delivery and performance by each of the Obligors of the Loan Documents to which it is a party, the borrowing of Loans by the Borrowers and the use of the proceeds thereof, and the issuance of Letters of Credit and the use thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCP” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance of a Letter of Credit or such earlier version thereof as may be required by the applicable Governmental Authority or beneficiary.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unreimbursed Amount” has the meaning set forth in Sections 2.18(c)(i) and 2.18(c)(ii).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.15(f)(ii)(D)(2).

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with, in the case of PICA or any of PFI’s other insurance Subsidiaries, accounting practices prescribed or permitted by insurance regulatory authorities and, in the case of PFI and each non-insurance Subsidiary, GAAP, in each case as in effect from time to time, applied on a basis consistent (except, in the case of PICA or any of PFI’s other insurance Subsidiaries, for changes required by insurance regulatory authorities and, in the case of PFI and each non-insurance Subsidiary, for changes concurred in by PFI’s independent public accountants) with the most recent comparable financial statements thereof furnished to the Banks pursuant to Section 4.04(a) or 4.04(b) (as the case may be) or Section 5.01(a) or 5.01(b) (as the case may be); provided that, if PFI notifies the Administrative Agent that it wishes to amend any covenant in Article 5 to eliminate the effect of any change occurring after the date hereof in, in the case of PICA or any of PFI’s other insurance Subsidiaries, accounting practices prescribed or permitted by insurance regulatory authorities or, in the case of PFI and any non-insurance Subsidiary, GAAP, on the operation of such covenant (or if the Administrative Agent notifies PFI that the Required Banks wish to amend Article 5 for such purpose), then the Obligors’ compliance with such covenant shall be determined on the basis of, in the case of PICA and any of PFI’s other insurance Subsidiaries, accounting practices prescribed or permitted by insurance regulatory authorities and, in the case of PFI and any non-insurance Subsidiary, GAAP, in each case in effect immediately before the relevant change in such accounting practices or accounting principles, as the case may be, became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to PFI and the Required Banks.

Section 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Euro-Dollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Euro-Dollar Borrowing”).

Section 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2

THE CREDITS

Section 2.01. Revolving Credit Loans. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to any Borrower pursuant to this Section from time to time during the Availability Period in amounts such that (i) such Bank’s Revolving Credit Exposure at any time shall not exceed the amount of its Commitment and (ii) the total Revolving Credit Exposures at any time shall not exceed the aggregate amount of the Commitments. Each Borrowing under this Section shall be in an aggregate principal amount of $25,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, any Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time before the Termination Date under this Section.

Section 2.02. Notice of Borrowing. The applicable Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”), not later than (i) 1:00 p.m., New York City time, on the date of each ABR Borrowing or (ii) 11:00 a.m., New York City time, on the third Business Day before each Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing (which shall be a Business Day),

(b) the aggregate amount of such Borrowing,

(c) whether such Borrowing is to be an ABR Borrowing or a Euro-Dollar Borrowing, and

(d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. [Reserved].

Section 2.04. Notice to Banks; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the applicable Borrower.

(b) Not later than 3:00 p.m., New York City time, on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the applicable Borrower, either by crediting the amount thereof to an account of such Borrower (if any) maintained with the Administrative Agent or by wire transfer of such amount, in each case in accordance with the instructions of such Borrower provided to the Administrative Agent; provided that ABR Revolving Credit Loans made to finance the reimbursement of Unreimbursed Amount in respect of a Letter of Credit as provided in Section 2.18(c) shall be remitted by the Administrative Agent to the applicable Fronting L/C Issuer.

(c) Unless the Administrative Agent shall have received notice from a Bank prior to the date of (or, in the case of an ABR Borrowing, prior to 2:00 p.m., New York City time, on the date of) any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.04(b) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, a rate per annum equal to the higher of the Federal Funds Effective Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Effective Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.05. Evidence of Debt.

(a) Maintenance of Records by Banks. Each Bank shall maintain in accordance with its usual practice records evidencing the indebtedness of each Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(b) Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank’s share thereof.

(c) Effect of Entries. The entries made in the records maintained pursuant to Section 2.05(a) or (b) shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(d) Promissory Notes. Any Bank may request that Loans made by it to a Borrower be evidenced by a single promissory note, in substantially the form of Exhibit A hereto. In such event, such Borrower shall promptly prepare, execute and deliver to such Bank a promissory note payable to such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and in such form. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.06(c)) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.06. Maturity of Loans. Each Borrower hereby unconditionally promises to pay the full principal amount of each Revolving Credit Loan made to such Borrower, which shall mature, and the principal amount thereof shall be due and payable (together with the interest accrued thereon) on the Termination Date.

Section 2.07. Interest.

(a) Each ABR Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Alternate Base Rate for such day plus the Applicable Margin.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the Adjusted LIBO Rate applicable to such Interest Period plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at the Default Rate.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Euro-Dollar Revolving Credit Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the applicable Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive absent manifest error.

Section 2.08. Fees.

(a) Commitment Fees. PFI shall pay to the Administrative Agent for the account of each Bank a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily unused amount of the Commitment of such Bank from the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.

(b) Letter of Credit Fees. Each Borrower agrees to pay the following fees and other amounts with respect to the Letters of Credit issued on behalf of such Borrower:

(i) to the Administrative Agent for the account of each Bank a Letter of Credit fee with respect to each outstanding Letter of Credit, which shall accrue at the Letter of Credit Fee Rate on the average daily amount of such Bank’s L/C Obligations (excluding any portion thereof attributable to Unreimbursed Amounts) during the period from and including the Effective Date to but excluding the later of the date on which such Bank’s Commitment terminates and the date on which such Bank ceases to have any L/C Obligations;

(ii) to each Fronting L/C Issuer a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon in writing between the applicable Borrower and such Fronting L/C Issuer on the average daily amount of the L/C Obligations (excluding any portion thereof attributable to Unreimbursed Amounts) with respect to Fronted Letters of Credit issued by such Fronting L/C Issuer during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any L/C Obligations; and

(iii) to the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, for its own account the customary issuance, presentation, amendment and other processing fees, and other standard and reasonable costs and charges, of such Fronting L/C Issuer or the Several L/C Agent, as applicable relating to each Letter of Credit as from time to time in effect.

Letter of Credit fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees and amounts payable to the Fronting L/C Issuers and/or the Several L/C Agent pursuant to this paragraph shall be payable within 10 Business Days after demand.

(c) Administrative Agent Fees. PFI agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between PFI and the Administrative Agent.

(d) Nonrefundable Fees. Fees payable pursuant to this Section shall not be refundable under any circumstances.

Section 2.09. Termination, Reduction or Increase of Commitments. (a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Termination Date.

(b) Optional Termination or Reduction. PFI may at any time, upon at least three Business Days’ notice to the Administrative Agent, (i) terminate the Commitments in full at any time, so long as no Revolving Credit Exposures are outstanding at such time, or (ii) reduce the Commitments from time to time by an aggregate amount of $25,000,000 or any larger multiple of $1,000,000, so long as, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the aggregate amount of the Commitments as so reduced shall not be less than the total Revolving Credit Exposures then outstanding. Promptly following receipt of any notice, the Administrative Agent shall advise the Banks of the contents thereof. Each notice delivered by PFI pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by PFI may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by PFI (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Banks in accordance with their respective Commitments.

(c) Termination Upon PICA Sale. If PFI has notified the Administrative Agent of a proposed sale, lease or other transfer of all or substantially all of PICA’s assets to another Person in accordance with Section 5.07(b)(iv), the Administrative Agent shall promptly thereafter notify each Bank of such notice by PFI, and the Commitments shall terminate, and the Loans (together with accrued interest thereon) shall become due and payable, on the earlier of (i) the 90th day following PFI’s delivery of such notice and (ii) the consummation of such sale, lease or other transfer, unless, prior thereto, each of the Banks shall have notified the Administrative Agent (whereupon the Administrative Agent shall promptly thereafter notify PFI) that such Bank, in its sole discretion, expressly elects not to terminate its Commitment. Each Bank agrees to use its commercially reasonable efforts to notify the Administrative Agent within 30 days after its receipt of such notice from the Administrative Agent as to whether such Bank, in its sole discretion, elects not to terminate its Commitment.

(d) Increase in Commitments.

(i) Requests for Increase by PFI. PFI may, at any time by notice to the Administrative Agent, propose an increase in the aggregate amount of the Commitments hereunder (each such proposed increase being a “Commitment Increase”), either by having a Bank increase its Commitment then in effect (each an “Increasing Bank”) or by adding as a Bank with a new Commitment hereunder a Person which is not then a Bank (each an “Assuming Bank”), in each case with the approval of the Administrative Agent (such approval not to be unreasonably withheld), provided that each Assuming Bank shall be a NAIC Approved Bank or any other Person which shall have in effect a Confirming Bank Agreement or Limited Fronting

Bank Agreement, in each case, with a Person or Bank, as applicable, which is a NAIC Approved Bank. Such notice shall specify the name of each Increasing Bank and/or Assuming Bank, as applicable, the amount of the Commitment Increase and the portion thereof being assumed by each such Increasing Bank or Assuming Bank, and the date on which such increase is to be effective (the “Commitment Increase Date”) (which shall be a Business Day at least three Business Days after delivery of such notice and prior to the Termination Date); provided that:

(A) the minimum amount of the Commitment of any Assuming Bank or of the increase in the Commitment of any Increasing Bank as part of such Commitment Increase shall be $10,000,000;

(B) immediately after giving effect to any Commitment Increase, the total Commitments hereunder shall not exceed $4,500,000,000;

(C) no Default shall have occurred and be continuing on the relevant Commitment Increase Date or shall result from any Commitment Increase; and

(D) the representations and warranties contained in Article 4 shall be true on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date).

Notwithstanding anything herein to the contrary, no Bank shall have any obligation hereunder to increase its Commitment hereunder and any election to do so shall be in the sole discretion of each Bank.

(ii) Effectiveness of Commitment Increase PFI. Each Commitment Increase (and the increase of the Commitment of each Increasing Bank and/or the new Commitment of each Assuming Bank, as applicable, resulting therefrom) shall become effective as of the Commitment Increase Date; provided that:

(A) the Administrative Agent shall have received on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of PFI stating that each of the applicable conditions to such Commitment Increase set forth in Section 2.09(d)(i) has been satisfied;

(B) with respect to each Assuming Bank, the Administrative Agent shall have received, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, an appropriate Assumption Agreement, duly executed by such Assuming Bank and each Borrower and acknowledged by the Administrative Agent; and

(C) each Increasing Bank shall have delivered to the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to PFI.

(iii) Recordation into Register. Upon its receipt of confirmation from a Bank that it is increasing its Commitment hereunder, together with the certificate referred to in

Section 2.09(d)(ii)(A), the Administrative Agent shall record the information contained therein in the Register and give prompt notice thereof to PFI. Upon its receipt of an Assumption Agreement executed by an Assuming Bank, together with the certificate referred to in Section 2.09(d)(ii)(A), the Administrative Agent shall, if such Assumption Agreement has been completed and is in substantially the form of Exhibit B hereto or any other form approved by the Administrative Agent, accept such Assumption Agreement, record the information contained therein in the Register and give prompt notice thereof to PFI.

(iv) Adjustments of Borrowings upon Effectiveness of Increase. In the event that the Administrative Agent shall have received notice from PFI as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the actions provided for in Section 2.09(d)(ii) shall have occurred by 9:00 a.m., New York City time, on such Commitment Increase Date, the Administrative Agent shall notify the Banks (including any Assuming Banks) of the occurrence of such Commitment Increase Date promptly on such date by facsimile transmission or electronic messaging system. On the date of such Commitment Increase, if (i) any Revolving Credit Loans shall be outstanding and (ii) either (x) such Commitment Increase shall not be provided by the then existing Banks pro rata in accordance with their respective Commitments or (y) any part of such Commitment Increase shall be provided by an Assuming Bank, the Borrowers shall (A) prepay the outstanding Revolving Credit Loans (if any) in full, (B) if the Borrowers shall have so requested in accordance with this Agreement, borrow new Revolving Credit Loans hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Revolving Credit Loans are held ratably by the Banks in accordance with the respective Commitments of such Banks (after giving effect to such Commitment Increase) and (C) pay to the Banks the amounts, if any, payable under Section 2.13.

Section 2.10. Method of Electing Interest Rates.

(a) The Loans included in each Revolving Credit Borrowing shall bear interest initially at the type of rate specified by the applicable Borrower in the applicable Notice of Borrowing. Thereafter, such Borrower may from time to time elect to change or continue the type of interest rate borne by a Loan (subject in each case to the provisions of Article 8), as follows:

(i) if such Loan is an ABR Loan, such Borrower may elect to convert such Loan to a Euro-Dollar Loan as of any Business Day; and

(ii) if such Loan is a Euro-Dollar Loan, such Borrower may elect to convert such Loan to an ABR Loan or elect to continue such Loan as a Euro-Dollar Loan for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loan.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of a Loan; provided that (i) in the case of an election with respect to more than one Loan, such portion is allocated ratably among such Loans and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $25,000,000 or any larger multiple of $1,000,000.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.10(a);

(iii) if such Loans are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from a Borrower pursuant to Section 2.10(a), the Administrative Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by such Borrower. If a Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Euro-Dollar Loans, such Loans shall be converted into ABR Loans on the last day of the then current Interest Period applicable thereto.

Section 2.11. Optional Prepayments.

(a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made to such Borrower in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Euro-Dollar Revolving Credit Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Credit Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Credit Borrowing, the Administrative Agent shall advise the Banks of the contents thereof. Each partial prepayment of any Revolving Credit Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Credit Borrowing of the same Type as provided in Section 2.01. Each prepayment of a Revolving Credit Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.07, together with any additional amounts required by Section 2.13.

Section 2.12. General Provisions as to Payments.

(a) The Borrowers shall unconditionally make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than, 12:00 noon, New York City time, on the date when due, in immediately available funds in Dollars in New York City, without set-off or counterclaim, to the Administrative Agent at the Administrative Agent’s Office, except for payments, if any, to be made directly to the applicable Bank or the applicable Fronting L/C Issuer as expressly provided herein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unreimbursed Amounts, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Unreimbursed Amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed Amounts then due to such parties.

(c) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to one or more of the Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank from such Borrower. If and to the extent that such Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(d) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.18(c) or 7.08, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.13. Funding Losses . If (a) a Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to an ABR Loan (pursuant to Section 2.10(b), Article 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, (b) a Borrower fails to borrow, continue or prepay any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.04(a) or 2.10(c), or (c) any Euro-Dollar Loan is assigned on any day other than the last day of an Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 8.05(b), such Borrower shall reimburse each Bank within 15 days after demand for any resulting loss, cost or expense incurred by it (or by an existing or prospective Participant in the related Loan), including any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin or profit for the period after any such payment or conversion or failure to borrow or prepay, provided that such Bank shall have delivered to such Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive absent manifest error.

Section 2.14. Computation of Interest and Fees. Interest on amounts based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest on Loans and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.15. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Obligors. Each Obligor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by Obligor. The applicable Obligor shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Obligor by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(e) Indemnification by Banks. Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the applicable Obligor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Obligor to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.06(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Obligor and the Administrative Agent, at the time or times reasonably requested by such Obligor or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Obligor or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the applicable Obligor or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Obligor or the Administrative Agent as will enable such Obligor or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in any Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank. For purposes of determining Taxes imposed under FATCA, from and after the Effective Date, the Obligors and the Administrative Agent shall treat (and the Banks hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” with the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(ii) Without limiting the generality of the foregoing, in the event that any Obligor is a U.S. Person,

(A) any Bank that is a U.S. Person shall deliver to such Obligor and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Obligor or the Administrative Agent), properly completed and executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Bank, including a U.S. branch of a Foreign Bank acting solely on behalf of such Foreign Bank, shall, to the extent it is legally entitled to do so, deliver to such Obligor and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Obligor or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS
Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS
Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) properly completed and executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Obligor within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Bank is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to such Obligor and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Obligor or the Administrative Agent), properly completed and executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Obligor or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to such Obligor and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Obligor or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Obligor or the Administrative Agent as may be necessary for such Obligor and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Obligors and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its good faith judgment, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Fronting L/C Issuers. For purposes of this Section, the term “Bank” includes any Fronting L/C Issuer.

Section 2.16. Cash Collateral.

(a) Fronted Letter of Credit Exposure. At any time that there shall exist a Defaulting Bank, to the extent required by Section 2.17(a)(iii), the applicable Borrower shall deliver to the Administrative Agent for the benefit of the applicable Fronting L/C Issuers Cash Collateral in an amount sufficient to cover such Defaulting Bank’s L/C Obligations in respect of Fronted Letters of Credit (after giving effect to any Cash Collateral provided therefor by such Defaulting Bank hereunder).

(b) L/C Obligations. Upon the request of the Administrative Agent (given at the request or with the consent of the Required Banks), if, as of the Termination Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the applicable Borrower shall immediately deliver to the Administrative Agent for the benefit of the applicable Fronting L/C Issuers and the Banks Cash Collateral in an amount sufficient to cover the then outstanding L/C Obligations plus any accrued and unpaid interest thereon.

(c) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent at JPMCB. The applicable Borrower, and to the extent provided by any Defaulting Bank, such Defaulting Bank, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Fronting L/C Issuers, the Limited Fronting Banks and/or the Banks (as applicable), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the applicable Obligations for which such Cash Collateral has been delivered. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of Cash Collateral for the purpose for which such Cash Collateral had been delivered is less than the minimum amount required hereunder for such purpose, the applicable Borrower or the applicable Defaulting Bank will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(d) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section, Section 2.17, Section 2.18 or Section 6.01 shall be held and applied to the satisfaction of the applicable Obligations for which such Cash Collateral has been provided hereunder (including, as to Cash Collateral provided by a Defaulting Bank, any interest accrued on such Obligations), prior to any other application of such property as may be provided for herein.

(e) Release. Cash Collateral (or the appropriate portion thereof) shall be released promptly upon the following:

(i) in the event that any Bank on account of whom such Cash Collateral was delivered shall no longer be a Defaulting Bank, the Administrative Agent shall return to the pledgor such portion of Cash Collateral attributable to such Bank;

(ii) in the event that any Bank on account of whom such Cash Collateral was delivered shall have its Commitment reduced, the Administrative Agent shall return to the pledgor such portion of the Cash Collateral attributable to such Bank in proportion to the amount by which such Bank’s Commitment is so reduced;

(iii) in the event that the applicable Letter of Credit on account of which such Cash Collateral was delivered expires, is reduced in its face amount or is drawn upon, and such drawing has been reimbursed by the applicable Borrower, the Administrative Agent shall return to the pledgor such portion of the Cash Collateral attributable to such expired or reduced Letter of Credit or such reimbursed drawing, as applicable; or

(iv) the Administrative Agent’s good faith determination that there exists excess Cash Collateral with respect to the applicable Obligations for which such Cash Collateral has been provided hereunder;

provided, however, that (x) Cash Collateral furnished by or on behalf of any Borrower shall not be released during the continuance of a Default, and (y) the Person providing Cash Collateral and the Administrative Agent and, as applicable, the applicable Fronting L/C Issuer or Limited Fronting Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated exposure or other obligations in respect of Letters of Credit (or participations therein).

Section 2.17. Defaulting Banks. (a) Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(i) such Defaulting Bank shall not be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which it is a Defaulting Bank (and PFI shall not be required to pay any such fee that would otherwise have been required to have been paid to such Defaulting Bank);

(ii) the Commitments and Revolving Credit Exposures of such Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder, and such Defaulting Bank’s right to approve any amendment, waiver or other modification with respect to this Agreement shall be restricted as set forth in Section 9.05;

(iii) with respect to any Fronted Letter of Credit and/or the L/C Obligations of such Defaulting Bank with respect thereto:

(A) with respect to any Fronted Letter of Credit outstanding at the time such Bank becomes a Defaulting Bank, all or any portion of such L/C Obligations held by such Defaulting Bank shall be reallocated among the non-Defaulting Banks in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Banks’ Revolving Credit Exposures plus such Defaulting Bank’s L/C Obligations does not exceed the aggregate amount of all non-Defaulting Banks’ Commitments (except as provided in Section 2.18(j) for Limited Fronting Banks), (y) the Revolving Credit Exposure of each non-Defaulting Bank shall not exceed the Commitment of such non-Defaulting Bank (except as provided in Section 2.18(j) if such non-Defaulting Bank is a Limited Fronting Bank) and (z) the conditions set forth in Section 3.02 are satisfied at such time (and, notwithstanding anything herein to the contrary, such Defaulting Bank shall have no obligation under each such Fronted Letter of Credit to the extent such L/C Obligations in respect thereof are so allocated);

(B) if the reallocation described in clause (iii)(A) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the applicable Fronting L/C Issuers only such Borrower’s obligations corresponding to such Defaulting Bank’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (iii)(A) above) in accordance with the procedures set forth in Section 2.16(a) for so long as such L/C Obligations are outstanding;

(C) if the applicable Borrower Cash Collateralizes any portion of such Defaulting Bank’s L/C Obligations pursuant to clause (iii)(B) above, PFI shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.08(b) with respect to such Defaulting Bank’s L/C Obligations during the period such Defaulting Bank’s L/C Obligations are Cash Collateralized;

(D) if the L/C Obligations of the non-Defaulting Banks are reallocated with respect to any Fronted Letter of Credit pursuant to clause (iii)(A) above, then the fees payable to the Banks pursuant to Section 2.09(b) shall be adjusted in accordance with such non-Defaulting Banks’ Applicable Percentages; and

(E) if all or any portion of such Defaulting Bank’s L/C Obligations are neither reallocated nor Cash Collateralized pursuant to clause (iii)(A) or (iii)(B) above, then, without prejudice to any rights or remedies of any Fronting L/C Issuer or any Bank hereunder, all letter of credit fees payable under Section 2.08(b) with respect to such Defaulting Bank’s L/C Obligations shall be payable to the applicable Fronting L/C Issuer until and to the extent that such L/C Obligations are reallocated and/or Cash Collateralized; and

(F) no Fronting L/C Issuer shall be required to issue, amend, increase or extend any Fronted Letter of Credit, unless it is satisfied that such Defaulting Bank’s then outstanding L/C Obligations (including with respect to such Letter of Credit) will be 100% covered by the Commitments of the non-Defaulting Banks and/or Cash Collateral will be provided by the applicable Borrower in accordance with this Section and Section 2.16(a), and participation interests in any newly issued or increased Fronted Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with clause (iii)(A) above (and, notwithstanding anything herein to the contrary, such Defaulting Bank shall have no obligation under each such Fronted Letter of Credit to the extent such L/C Obligations in respect thereof are so allocated); and

(iv) with respect to any Several Letter of Credit and/or the L/C Obligations of such Defaulting Bank with respect thereto:

(A) such Defaulting Bank shall not be entitled to receive any Letter of Credit fee pursuant to Section 2.08(b) for any period during which it is a Defaulting Bank (and (except as provided in clause (iv)(C) below) PFI shall not be required to pay any such fee that would otherwise have been required to have been paid to such Defaulting Bank);

(B) with respect to any Several Letter of Credit outstanding at the time such Bank becomes a Defaulting Bank (other than any Several Letter of Credit with respect to which another Bank has agreed to act as the Limited Fronting Bank for such Defaulting Bank), with the consent of the beneficiary thereunder to the extent required by the terms thereof or under applicable law or regulation, (i) all or any portion of the L/C Obligations held by such Defaulting Bank shall be reallocated among the non-Defaulting Banks in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Banks’ Revolving Credit Exposures plus such Defaulting Bank’s L/C Obligations does not exceed the aggregate amount of all non-Defaulting Banks’ Commitments (except as provided in Section 2.18(j) for Limited Fronting Banks), (y) the Revolving Credit Exposure of each non-Defaulting Bank shall not exceed the Commitment of such non-Defaulting Bank (except as provided in Section 2.18(j) if such non-Defaulting Bank is a Limited Fronting Bank) and (z) the conditions set forth in Section 3.02 are satisfied at such time and (ii) each such Several Letter of Credit shall be amended to specify the non-Defaulting Banks that are parties to such Several Letter of Credit, after giving effect to such event, and such non-Defaulting Banks’ respective Applicable Percentages with respect thereto as of the effective date of such amendment (and, notwithstanding anything herein to the contrary, such Defaulting Bank shall have no obligation under each such Several Letter of Credit to the extent such L/C Obligations in respect thereof are so allocated);

(C) if the L/C Obligations of the non-Defaulting Banks are reallocated with respect to any Several Letter of Credit pursuant to clause (iv)(B) above, then the Letter of Credit fees payable to the Banks with respect to such Several Letter of Credit pursuant to Section 2.09(b) shall be adjusted in accordance with such non-Defaulting Banks’ Applicable Percentages; and

(D) so long as such Bank remains a Defaulting Bank, the L/C Obligations of the Banks in respect of any Several Letter of Credit requested to be issued hereunder shall be allocated among non-Defaulting Banks in a manner consistent with clause (iv)(B) above (and, notwithstanding anything herein to the contrary, such Defaulting Bank shall have no obligation under each such Several Letter of Credit to the extent such L/C Obligations in respect thereof are so allocated).

(b) If any Fronting L/C Issuer has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, such Fronting L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Fronting L/C Issuer shall have entered into arrangements with the applicable Borrower or such Bank, satisfactory to such Fronting L/C Issuer to defease any risk to it in respect of such Bank hereunder.

(c) In the event that the Administrative Agent, the Several L/C Agent, the Fronting L/C Issuers and the Borrowers each agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), (A) to the extent the L/C Obligations held by the non-Defaulting Banks were theretofore reallocated with respect to any Several Letter of Credit pursuant to paragraph (a)(iv) of this Section, all adjustments shall be made to such Several Letters of Credit consistent with Section 2.18(b)(iv) (including amendments to each such Several Letter of Credit and/or, if applicable, purchases at par by such Bank of the Unreimbursed Amounts then outstanding (if any) of the other Banks thereunder) as the Administrative Agent shall determine may be necessary in order for such Bank to hold such L/C Obligations in accordance with its Applicable

Percentage; (B) if the L/C Obligations held by the non-Defaulting Banks were not theretofore reallocated with respect to such Several Letter of Credit pursuant to paragraph (a)(iv) of this Section, but instead the face amount of any such Several Letter of Credit was increased or a new Several Letter of Credit was issued hereunder in favor of the beneficiary of such Several Letter of Credit in order to provide such beneficiary with an aggregate undrawn face amount of Letters of Credit from the non-Defaulting Banks in the amount required by such beneficiary, the amount of such Several Letter of Credit or new Several Letter of Credit shall be amended to decrease the amount thereof, or the applicable Borrower shall arrange for such new Letter of Credit to be surrendered by such beneficiary to such Several L/C Agent, in order to reflect the inclusion of such Bank’s Commitment; and (C) such Bank shall purchase at par such of the Loans of the other Banks or shall take such actions as the Administrative Agent shall determine may be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Banks in accordance with their respective Commitments, whereupon such Bank shall no longer be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank.

Section 2.18. Letters of Credit. (a) Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, from time to time during the Availability Period:

(A) each Fronting L/C Issuer agrees, in reliance upon the agreements of the Banks set forth in this Section, (1) to issue Fronted Letters of Credit denominated in Dollars for the account of any Borrower, and to amend or extend Fronted Letters of Credit previously issued by it, (2) to honor drawings under Fronted Letters of Credit, and the Banks severally agree to participate in all Fronted Letters of Credit issued hereunder and any drawings thereunder in accordance with their Applicable Percentages, and (3) that all Existing Letters of Credit outstanding on the Effective Date under the Existing Five-Year Credit Agreement and issued by a Fronting L/C Issuer that is a Fronting L/C Bank hereunder and listed on Schedule 2.18 shall automatically be continued hereunder on the Effective Date by such Fronting L/C Issuer, and as of the Effective Date the Banks shall acquire a participation therein as if such Existing Letter of Credit were issued hereunder, and each such Existing Letter of Credit shall be deemed a Letter of Credit for all purposes of this Agreement as of the Effective Date; and

(B) each Bank agrees, through the Several L/C Agent, (1) to issue severally, and for itself alone, Several Letters of Credit at the request of and for the account of any Borrower in such Bank’s Applicable Percentage of the aggregate stated amounts of such Several Letters of Credit, and to amend or extend Several Letters of Credit previously issued by it, (2) to honor severally, and for itself alone, drawings under the Several Letters of Credit in an amount equal to its Applicable Percentage of such drawings, and (3) that all Existing Letters of Credit outstanding on the Effective Date under the Existing Five-Year Credit Agreement and issued by such Banks thereunder and listed on Schedule 2.18 shall automatically be continued hereunder on the Effective Date by the Banks, and each such Existing Letter of Credit shall be deemed a Letter of Credit for all purposes of this Agreement as of the Effective Date;

provided that, after giving effect to any L/C Credit Extension, (x) the total Revolving Credit Exposures shall not exceed the aggregate amount of the Commitments, (y) the Revolving Credit Exposure of each Bank shall not exceed its Commitment (except as provided in Section 2.18(j) for any Bank that is acting as a Limited Fronting Bank with respect to such L/C Credit Extension) and (z) with respect to any Fronted Letter of Credit issued by any Fronting L/C Issuer, the aggregate undrawn amount of all outstanding Fronted Letters of Credit issued by such Fronting L/C Issuer shall not exceed its Fronted Letter of Credit Commitment.

Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly any Borrower may, during the Availability Period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

Each Fronted Letter of Credit shall be a standby letter of credit in such form as the applicable Borrower shall request and which the applicable Fronting L/C Issuer and the Administrative Agent shall determine in good faith is not inconsistent with the terms hereof.

Each Several Letter of Credit shall be a standby letter of credit in such form as the applicable Borrower shall request and which the Administrative Agent and the Several L/C Agent shall determine in good faith does not contain any obligations, or diminish any rights, of any Bank with respect thereto or other terms thereof that are inconsistent with the terms hereof. Without the prior consent of each Bank, no Several Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the Banks thereunder, and (subject to the provisions contained herein regarding Limited Fronting Banks and Defaulting Banks) each Several Letter of Credit shall be issued (through the applicable Several L/C Agent) by all of the Banks at the time of issuance as a single multi-bank letter of credit, but the obligation of each Bank thereunder shall be several (and not joint) based upon its Applicable Percentage of the aggregate undrawn amount of such Letter of Credit.

If requested by any Borrower but subject to the terms and conditions hereof, a Letter of Credit shall satisfy the requirements for letters of credit under the credit-for-reinsurance provisions of the relevant beneficiary’s domiciliary state’s insurance laws and regulations (or the requirements of such other Governmental Authority which then regulates the relevant beneficiary’s business as may be specified by such Borrower) as to which such Borrower notifies the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, and the Administrative Agent prior to the date of issuance of such Letter of Credit; provided that the applicable Fronting L/C Issuers, the Several L/C Agent, the Administrative Agent and the Banks shall not be obligated to verify such satisfaction.

(ii) No Fronting L/C Issuer shall issue any Fronted Letter of Credit, and the Several L/C Agent shall not issue any Several Letter of Credit on behalf of the Banks, if, (A) subject to Section 2.18(b)(v) with respect to Auto-Extension Letters of Credit, the expiry date of such Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Banks have approved such expiry date, or (B) the expiry date of such Letter of Credit would occur after five Business Days prior to the Termination Date, unless all the Banks have approved such expiry date.

(iii) No Fronting L/C Issuer shall issue any Fronted Letter of Credit, and neither the Several L/C Agent nor any Bank shall issue any Several Letter of Credit, if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by any Bank, such Bank from issuing such Letter of Credit, or any law applicable to such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by any Bank, such Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by any Bank, such Bank shall prohibit, or request that such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by any Bank, such Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by any Bank, such Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by any Bank, such Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by any Bank, such Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by any Bank, such Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by any Bank, such Bank, as applicable, applicable to letters of credit generally;

(C) except as otherwise agreed by such Fronting L/C Issuer or the Several L/C Agent, as applicable, such Letter of Credit is in an initial amount of less than $250,000;

(D) after the issuance of such Letter of Credit, more than 15 Letters of Credit would be outstanding unless the Borrowers, the Fronting L/C Issuers and the Several L/C Agent and the Administrative Agent otherwise agree;

(E) such Letter of Credit is to be denominated in a currency other than Dollars;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) if such Letter of Credit is (i) a Fronted Letter of Credit or (ii) a Several Letter of Credit in respect of which there is a Limited Fronting Bank, any Bank is a Defaulting Bank thereunder, unless the applicable Fronting L/C Issuer or the applicable Limited Fronting Bank, as applicable, has entered into arrangements satisfactory to it with the applicable Borrower or such Defaulting Bank to eliminate such Fronting L/C Issuer’s or such Limited Fronting Bank’s risk with respect to such Defaulting Bank; provided that, if the applicable Borrower, provides Cash Collateral with respect to a Letter of Credit requested to be issued hereunder, the applicable Fronting L/C Issuer or the applicable Limited Fronting Bank, as applicable, shall not be entitled to rely on this clause (G) as a basis for not issuing such Letter of Credit.

(iv) No Fronting L/C Issuer shall amend or extend any Fronted Letter of Credit, and neither the Several L/C Agent nor any Bank shall amend or extend any Several Letter of Credit, if it would not be permitted at such time to issue such Letter of Credit in its amended form under the terms of Section 2.18(a)(iii) (provided that this paragraph (iv) shall not apply to the automatic renewal of any Auto-Extension Letter of Credit).

(v) No Fronting L/C Issuer shall be under any obligation to amend any Fronted Letter of Credit, and neither the Several L/C Agent nor any Bank shall be under any obligation to amend any Several Letter of Credit, if (A) such Fronting L/C Issuer, the Several L/C Agent or such Bank, as applicable, would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of Section 2.18(a)(iii) or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) If any Bank shall become an Affected Bank with respect to a particular Several Letter of Credit, such Bank shall promptly notify the Administrative Agent thereof (which shall promptly notify the Several L/C Agent and the applicable Borrower). In the absence of receipt by the Administrative Agent of notice by a Bank that it has become an Affected Bank with respect to a particular Several Letter of Credit, it shall be conclusively presumed by the Administrative Agent and the Several L/C Agent that such Bank is not an Affected Bank with respect to such Several Letter of Credit. If such notice is given by an Affected Bank with respect to a particular Several Letter of Credit, such notice shall not be effective as a like notice with respect to any other Several Letter of Credit. If such notice is given by an Affected Bank with respect to a particular Several Letter of Credit, upon the applicable Borrower’s request any other Bank may (but shall not be obligated to) agree to act as a Limited Fronting Bank for such Affected Bank with respect to such Several Letter of Credit upon such terms and conditions as such Affected Bank and such other Bank may agree.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower, by the delivery to (A) the applicable Fronting L/C Issuer, in the case of Fronted Letters of Credit, (B) the Several L/C Agent, in the case of Several Letters of Credit, and (C) the Administrative Agent (which shall promptly notify the Banks of such request, in the case of a Several Letter of Credit), in each case, of a Letter of Credit Application, appropriately completed and signed by a Senior Financial Officer or an Assistant Treasurer of such Borrower (and, if applicable, of the Subsidiary named therein as an applicant). Such Letter of Credit Application must be received by such Fronting L/C Issuer or the Several L/C Agent, as applicable, and the Administrative Agent not later than 11:00 a.m., New York City time, at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be, of the particular Letter of Credit.

In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable:

(A) whether such Letter of Credit is to be issued as a Fronted Letter of Credit or a Several Letter of Credit and, if such Letter of Credit is to be issued as a Several Letter of Credit, whether there is to be a Limited Fronting Bank;

(B) if applicable, the name of the Subsidiary of the applicable Borrower to be an applicant with respect to such Letter of Credit;

(C) the proposed issuance date of such Letter of Credit (which shall be a Business Day);

(D) the amount thereof;

(E) the expiry date thereof;

(F) the name and address of the beneficiary thereof;

(G) the documents to be presented by such beneficiary, if any, in case of any drawing thereunder;

(H) the full text of any certificate to be presented by such beneficiary, if any, in case of any drawing thereunder;

(I) the purpose and nature of such Letter of Credit;

(J) whether such Letter of Credit shall be issued under the rules of the ISP or the UCP; and

(K) such other matters as such Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent, as applicable, may reasonably require.

In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable:

(I) the Letter of Credit to be amended;

(II) the proposed date of amendment thereof (which shall be a Business Day);

(III) the nature of the proposed amendment; and

(IV) such other matters as such Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent, as applicable, may reasonably require.

Additionally, the applicable Borrower shall, and shall (if applicable) cause any Subsidiary party to the relevant Letter of Credit Application to, furnish to the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as such Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent, as applicable, may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Fronting

L/C Issuer or the Several L/C Agent, as applicable, will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if applicable, any Subsidiary, and, if not, such Fronting L/C Issuer or the Several L/C Agent, as applicable, will provide the Administrative Agent with a copy thereof. Unless such Fronting L/C Issuer or the Several L/C Agent, as applicable, has received written notice from any Bank, the Administrative Agent or such Borrower, at least two Business Days prior to the requested date of issuance or amendment of the applicable Letter of Credit, that such Letter of Credit is not permitted to be issued hereunder or that one or more applicable conditions contained in Article 3 shall not then be satisfied, then, subject to the terms and conditions hereof, such Fronting L/C Issuer or the Several L/C Agent, as applicable, shall, on the requested date, issue a Fronting Letter of Credit or a Several L/C Agent, as applicable, for the account of such Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Fronting L/C Issuer’s or the Several L/C Agent’s, as applicable, usual and customary business practices.

(iii) The Several L/C Agent is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each Bank and to otherwise act on behalf of each Bank with respect to each Several Letter of Credit, in each case, in accordance with the terms hereof. The Several L/C Agent shall use the Applicable Percentage of each Bank as its “Percentage Obligation” (or equivalent term) under each Several Letter of Credit; provided that each Limited Fronting Bank (if any), in its capacity as such, shall, in addition to its own “Percentage Obligation” as a Bank, have a “Percentage Obligation” (or equivalent term) equal to the Applicable Percentage (or the portion thereof, if applicable) of each Participating L/C Issuer for which such Limited Fronting Bank acts in such capacity under such Several Letter of Credit. Subject to the proviso to the first sentence of Section 2.18(a)(i), the Several L/C Agent is hereby authorized to amend a Several Letter of Credit to change the “Percentage Obligation” (or equivalent term) of a Bank, or add or delete a Bank liable under a Several Letter of Credit, in connection with an assignment or any other addition or replacement of a Bank, in accordance with the terms of this Agreement (including in connection with changes resulting from the reallocation of L/C Obligations pursuant to Section 2.17). In the event that a Bank becomes a Participating L/C Issuer or ceases to be a Participating L/C Issuer, the Several L/C Agent is hereby authorized to amend each Several Letter of Credit to reflect such change in status and to change the “Percentage Obligation” (or equivalent term) of the applicable Limited Fronting Bank, as the case may be. Each Bank (including, for avoidance of doubt, each Limited Fronting Bank) hereby irrevocably constitutes and appoints the Several L/C Agent its true and lawful attorney-in-fact for and on behalf of such Bank with full power of substitution and revocation in its own name or in the name of the Several L/C Agent for the limited purpose of issuing, executing and delivering, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and for carrying out the purposes of this Agreement with respect to Several Letters of Credit, in each case, in accordance with the terms hereof.

(iv) It is the intention and agreement of the Administrative Agent, the Banks and the Several L/C Agent that (A) except as otherwise expressly set forth herein (including with respect to Limited Fronting Banks, if any), the rights and obligations of the Banks in respect of outstanding Several Letters of Credit shall be determined in accordance with the Applicable Percentages of the Banks from time to time in effect and (B) subject to the proviso to the first sentence of Section 2.18(a)(i), outstanding Several Letters of Credit shall be promptly amended to reflect changes in the Applicable Percentages of the Banks under this Agreement arising from time to time in connection with any event or circumstance contemplated hereby, including a

Bank acting as a Limited Fronting Bank for any Affected Bank or Non-NAIC Approved Bank pursuant to Section 2.18(j), an increase of the Commitments pursuant to Section 2.09(c), a reallocation of L/C Obligations held by a Defaulting Bank pursuant to Section 2.17, a replacement of a Bank pursuant to Section 8.05(b), an assignment pursuant to Section 9.06 or otherwise. However, it is acknowledged by the Administrative Agent, the Banks and the Several L/C Agent that amendments of outstanding Several Letters of Credit may not be immediately effected and may be subject to the consent of the beneficiaries of such Several Letters of Credit. Accordingly, whether or not Several Letters of Credit are amended as contemplated hereby, the Banks agree that they shall purchase and sell participations (as provided in Section 2.18(k)) or otherwise make or effect such payments among themselves (but through the Administrative Agent) so that payments by the Banks of drawings under Several Letters of Credit and payments by the applicable Borrower of Unreimbursed Amounts thereunder and interest thereon are, except as otherwise expressly set forth herein (including with respect to Limited Fronting Banks and Defaulting Banks, if any), in each case shared by the Banks in accordance with the Applicable Percentages of the Banks from time to time in effect.

(v) If any Borrower so requests in any applicable Letter of Credit Application, the applicable Fronting L/C Issuer (in the case of a Fronted Letter of Credit) or the Several L/C Agent (in the case of a Several Letter of Credit), as applicable, will issue or amend a Letter of Credit to provide for automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Fronting L/C Issuer or the Several L/C Agent, as applicable, to prevent any such extension by giving notice to the beneficiary thereof prior to the thirtieth (30th) day (or such earlier day as set forth in the applicable Letter of Credit and agreed to by such Fronting L/C Issuer or the Several L/C Agent) preceding the then current expiration date of such Letter of Credit (the “Non-Extension Notice Date”). Such Borrower shall not be required to make a specific request to the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Banks shall be deemed to have authorized the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, to permit the extension of such Letter of Credit to an expiry date not later than twelve months from the then existing expiry date and in any event not later than five Business Days prior to the Termination Date.

(vi) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, will deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and the Administrative Agent shall promptly deliver to each Bank copies of each such Several Letter of Credit. Within 15 days after the end of each calendar month, the Administrative Agent will deliver to each of the Banks and such Borrower a written report setting forth the Letters of Credit that were issued and outstanding as of the last day of such calendar month.

(c) Drawings and Reimbursements; Fundings. (i) Upon receipt from the beneficiary of any Fronted Letter of Credit of any notice of a drawing under such Fronted Letter of Credit, the applicable Fronting L/C Issuer shall, promptly and in any event at least one Business Day before the date (the “Honor Date”) on which such Fronting L/C Issuer anticipates that payment of such drawing will be made, notify the applicable Borrower and the Administrative Agent thereof. Not later than 2:30 p.m., New York City time, on the Honor Date, so long as the

Borrower has received notice of such payment from the Fronting L/C Issuer or the Administrative Agent by 10:00 a.m., New York City time, on such Honor Date and, otherwise, not later than 2:30 p.m., New York City time, on the following Business Day, such Borrower shall reimburse such Fronting L/C Issuer through the Administrative Agent an amount equal to the amount of such drawing (such amount, the “Unreimbursed Amount”) without further demand; provided that, at any time during the Availability Period, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If such Borrower fails to make such reimbursement by the required time, the Administrative Agent shall promptly notify each Bank of the Honor Date, the Unreimbursed Amount and the amount of such Bank’s Applicable Percentage thereof. Each Bank shall, upon any notice pursuant to this paragraph (c)(i), with respect to its participation in such Unreimbursed Amount, make funds available to the Administrative Agent for the account of the applicable Fronting L/C Issuer at the Administrative Agent’s Office in an amount equal to such Bank’s Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent. If any Defaulting Bank shall fail to make such funds available, any Cash Collateral delivered on account of such Defaulting Bank for the respective Fronted Letter of Credit shall be applied by the Administrative Agent to the reimbursement of the applicable Fronting L/C Issuer as required hereunder. The Administrative Agent shall remit the funds so received or applied to the applicable Fronting L/C Issuer. Any notice given by any Fronting L/C Issuer or the Administrative Agent pursuant to this paragraph (c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Upon receipt from the beneficiary of any Several Letter of Credit of any notice of a drawing under such Several Letter of Credit, the Several L/C Agent shall notify the Administrative Agent, and the Administrative Agent shall notify the applicable Borrower and the Banks, thereof, which notices shall be given promptly and in any event at least one Business Day before the date (also the “Honor Date”) on which the Several L/C Agent anticipates that payment of such drawing will be made. Not later than
10:00 a.m., New York City time, on the Honor Date and without further notice or demand by the Several L/C Agent or the Administrative Agent, (A) each Bank (including each Limited Fronting Bank, but excluding each Participating L/C Issuer) shall make funds available to the Administrative Agent at the Administrative Agent’s Office in an amount equal to its Applicable Percentage (and, in the case of each Limited Fronting Bank, the Applicable Percentage (or the portion thereof for which it has agreed to be a Limited Fronting Bank) of each applicable Participating L/C Issuer) of the drawing under such Several Letter of Credit (and the Administrative Agent shall make such funds available to the Several L/C Agent) and, (B) in the event that a Limited Fronting Bank pays the Applicable Percentage of a Participating L/C Issuer (or the relevant portion thereof, if applicable), such Participating L/C Issuer shall pay such Applicable Percentage to such Limited Fronting Bank in purchase of its participation in such payment. Not later than 2:30 p.m., New York City time, on the Honor Date, so long as such Borrower has received notice of payment under such Several Letter of Credit from the Several L/C Agent or the Administrative Agent by 10:00 a.m., New York City time, on the Honor Date and, otherwise, not later than 2:30 p.m., New York City time, on the following Business Day such Borrower shall pay to the Banks through the Administrative Agent an amount equal to the amount of such drawing (such amount also the “Unreimbursed Amount”) without further demand; provided that, at any time during the Availability Period, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. Any notice given by the Several L/C Agent or the Administrative Agent pursuant to this paragraph (c)(ii) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(iii) Notwithstanding the date on which an Unreimbursed Amount is payable by the applicable Borrower pursuant to paragraph (c)(i) or (ii) of this Section, if an Unreimbursed Amount is not paid by such Borrower by 2:30 p.m., New York City time, on the applicable Honor Date, or financed with an ABR Borrowing pursuant to paragraph (c)(i) or (ii) of this Section, each Unreimbursed Amount shall bear interest from the applicable Honor Date to the date that such Unreimbursed Amount is paid by such Borrower at a rate per annum equal to the Default Rate.

(iv) Until a Bank funds its obligation pursuant to Section 2.18(c), interest in respect of such Bank’s Applicable Percentage of any Unreimbursed Amount shall be solely for the account of the applicable Fronting L/C Issuer or the Several L/C Agent (if the Several L/C Agent has funded on behalf of such Bank, as provided in Section 2.18(c)(vi)), as applicable.

(v) Each Bank’s (including, for avoidance of doubt, each Limited Fronting Bank’s and each Participating L/C Issuer’s) obligation to fund its obligations pursuant to Section 2.18(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, the Administrative Agent, the applicable Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.

(vi) If any Bank fails to make available to the Administrative Agent any amount required to be paid by such Bank pursuant to the foregoing provisions of Section 2.18(c) by the time specified in paragraph (c)(i) or (c)(ii) of this Section, as applicable, the applicable Fronting L/C Issuer or the Several L/C Agent (to the extent that the Several L/C Agent shall have funded such amount on behalf of such Bank, it being understood and agreed that neither the Several L/C Agent nor the Administrative Agent shall have any obligation or liability to fund any amount under any Several Letter of Credit other than in its capacity as a Bank), as applicable, shall, through the Administrative Agent, be entitled to recover from such Bank, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Administrative Agent at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. A certificate of the Administrative Agent with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(vi) The obligations of the Banks hereunder to honor drawings under, and/or (if applicable) to fund participations in, Letters of Credit are several and not joint. The failure of any Bank to fund any such drawing or participation on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and (except for

Limited Fronting Banks with respect to Letters of Credit they have issued on behalf of Affected Banks or Non-NAIC Approved Banks) no Bank shall be responsible for the failure of any other Bank to honor a drawing or purchase its participation.

(d) Repayment of Fundings. (i) If, after any Bank has funded its obligation under Section 2.18(c) in respect of any drawing under any Letter of Credit, the Administrative Agent receives any payment (including any payment of interest) in respect of the related Unreimbursed Amount (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), then the Administrative Agent will distribute to such Bank its Applicable Percentage (or other applicable share as provided herein) thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s funding was outstanding) in the same funds as those received by the Administrative Agent. If any Bank has not funded its obligation as aforesaid, such Bank’s Applicable Percentage (or other applicable share as provided herein) of such payment shall be paid to the applicable Fronting L/C Issuer or the Several L/C Agent (if the Several L/C Agent shall have funded on behalf of such Bank, as provided in Section 2.18(c)(vi)), as applicable.

(ii) If any payment made by the Administrative Agent to the Banks pursuant to Section 2.18(d)(i) is required to be returned under any of the circumstances described in Section 9.15 (including pursuant to any settlement), each Bank shall pay to the Administrative Agent its Applicable Percentage (or other applicable share as provided herein) thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Bank, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the applicable Borrower to pay each Unreimbursed Amount shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that such Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Fronting L/C Issuer, the Several L/C Agent, any Bank, the Administrative Agent or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by any Fronting L/C Issuer or the Banks under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit (the only obligation of such Fronting L/C Issuer or the Several L/C Agent being to confirm that any documents required to be delivered under the applicable Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit) or any payment made by any Fronting L/C Issuer or the Banks, as applicable, under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any Fronting L/C Issuer, the Several L/C Agent, any Bank, the Administrative Agent or any of their respective branches or Affiliates being the beneficiary of such Letter of Credit;

(vi) any Fronting L/C Issuer or any Bank honoring a drawing against any draft, demand, certificate or other document presented under such Letter of Credit up to the amount available under such Letter of Credit even if such draft, demand, certificate or other document claims an amount in excess of the amount available under such Letter of Credit;

(vii) any lien or security interest granted to, or in favor of, the Administrative Agent, any Fronting L/C Issuer, the Several L/C Agent or any Bank as security for any of such reimbursement obligations shall fail to be perfected;

(viii) the occurrence of any Default;

(ix) the existence of any proceedings of the type described in clause (g) or (h) of Section 6.01 with respect to such Borrower or any Subsidiary;

(x) whether such Letter of Credit is issued in support of any obligations of any Subsidiary or any Subsidiary is an applicant for, or purports in any way to have any liability for, such Letter of Credit; or

(xi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto requested by such Borrower that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s (or, if applicable, any Subsidiary’s) instructions or other irregularity, such Borrower will notify the applicable Fronting L/C Issuer (with respect to Fronted Letters of Credit) or the Several L/C Agent (with respect to Several Letters of Credit) within five Business Days of receipt of such Letter of Credit or amendment. The applicable Borrower and each Subsidiary party to any Letter of Credit Application shall be conclusively deemed to have waived any such claim against the applicable Fronting L/C Issuer, the Several L/C Agent or the Banks, as applicable, unless such notice is given as aforesaid.

(f) Role of Fronting L/C Issuer and Several L/C Agent. Each Bank and the Borrowers agree that, in paying any drawing under a Letter of Credit, neither the applicable

Fronting L/C Issuer nor the Several L/C Agent, as applicable, shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither any Fronting L/C Issuer nor the Several L/C Agent, any Related Party thereof nor any of the respective correspondents, participants or assignees of such Fronting L/C Issuer or the Several L/C Agent, as applicable, shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Required Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit Document. Each Borrower (and, if applicable, any Subsidiary that is an applicant in respect of a Letter of Credit) hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Fronting L/C Issuers, the Several L/C Agent, any Related Party thereof nor any of the respective correspondents, participants or assignees of the Fronting L/C Issuers or the Several L/C Agent shall be liable or responsible for any of the matters described in clauses (i) through (xi) of paragraph (e) of this Section; provided, however, that, notwithstanding anything in such clauses to the contrary, such Borrower (or, if applicable, any Subsidiary) may have a claim against any Fronting L/C Issuer or the Several L/C Agent, as applicable, and such Fronting L/C Issuer or the Several L/C Agent, as applicable, may be liable to such Borrower or such Subsidiary, to the extent, but only to the extent, of any direct, as opposed to indirect, special, incidental, consequential or punitive damages suffered by such Borrower or such Subsidiary which such Borrower or such Subsidiary proves were caused primarily by such Fronting L/C Issuer’s or the Several L/C Agent’s, as applicable, willful misconduct or gross negligence or such Fronting L/C Issuer’s or the Several L/C Agent’s, as applicable, willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of the applicable Letter of Credit, unless such payment would be unlawful under any applicable law, regulation, ordinance, rule or any judgment or court order. In furtherance and not in limitation of the foregoing, any Fronting L/C Issuer or the Several L/C Agent, as applicable, may (in its sole discretion) accept documents and make payment upon such documents that appear on their face to be in substantial compliance with the terms of the applicable Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in substantial compliance with the terms of such Letter of Credit and the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, shall not be responsible or liable by reason of or in connection with the issuance or transfer of any Letter of Credit or for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, the Administrative Agent and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit, unless, for regulatory purposes, the rule of the UCP must apply.

(h) Conflict with Letter of Credit Documents. In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Document, the terms hereof shall control.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding anything herein or in any Letter of Credit Document to the contrary, PFI shall be solely and fully obligated to pay all amounts owing with respect to each Letter of Credit, including each Unreimbursed Amount and accrued interest thereon with respect to such Letter of Credit, whether or not such Letter of Credit is issued in support of any obligations of any Subsidiary or any Subsidiary is party as an applicant to the relevant Letter of Credit Application, all on the terms set forth herein. Each Borrower hereby acknowledges that the issuance of Letters of Credit at the request of any of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Limited Fronting Banks. In the event that any Bank agrees (in its sole discretion) to act as a Limited Fronting Bank for any Affected Bank or Non-NAIC Approved Bank upon such terms and conditions as such parties may agree (including fees payable by such Affected Bank or Non-NAIC Approved Bank to such Limited Fronting Bank) (such agreement, a “Limited Fronting Bank Agreement”), the following provisions shall apply (in addition to any other provisions hereof relating to Limited Fronting Banks):

(i) upon the issuance of any Several Letter of Credit pursuant hereto, with respect to any Affected Bank or Non-NAIC Approved Bank, as applicable, as a Participating L/C Issuer under such Several Letter of Credit, each applicable Limited Fronting Bank, in reliance upon the agreements of such Affected Bank or Non-NAIC Approved Bank, as applicable, as a Participating L/C Issuer set forth in this Section, agrees (A) to issue through the applicable Several L/C Agent, in addition to its own obligations as a Bank under such Several Letter of Credit, severally such Several Letter of Credit in an amount equal to such Affected Bank’s or Non-NAIC Approved Bank’s, as applicable, Applicable Percentage of the stated amount of such Several Letter of Credit (or the portion thereof for which such Limited Fronting Bank has agreed to be a Limited Fronting Bank), and (B) to amend or extend each Several Letter of Credit previously issued by it as a Limited Fronting Bank for such Participating L/C Issuer; and

(ii) with respect to any Several Letter of Credit issued by a Limited Fronting Bank pursuant to clause (i) above for a Participating L/C Issuer, such Participating L/C Issuer agrees to purchase participations (as provided in Section 2.18(k)) in the obligations of such Limited Fronting Bank under such Several Letter of Credit attributable to such Participating L/C Issuer for which such Limited Fronting Bank has agreed to act as a Limited Fronting Bank hereunder.

Each Bank that agrees to act as a Limited Fronting Bank for any other Bank shall promptly notify the Administrative Agent (which shall promptly notify the Several L/C Agent and the Borrower) of such agreement and of any termination or expiration of such agreement.

In the event that, pursuant to this paragraph (j), any Bank agrees to act as a Limited Fronting Bank for any other Bank that becomes an Affected Bank or a Non-NAIC Approved Bank, such Bank shall receive such compensation therefor as such Affected Bank or Non-NAIC Approved Bank and such Bank may agree. Notwithstanding anything herein to the contrary, no Bank shall have any obligation to agree to act hereunder as a Limited Fronting Bank for any other Bank.

(k) Participations. In the event (i) any Participating L/C Issuer purchases a participation in the Letter(s) of Credit of its Limited Fronting Bank pursuant to Section 2.18(j) or (ii) any Bank acquires or is deemed to acquire a participation in the Letters of Credit of the other Bank pursuant to Section 2.18(b)(iv), then, without any further action on the part of any party, (A) in the case of clause (i) above, such Limited Fronting Bank grants to such Participating L/C Issuer, and such Participating L/C Issuer hereby acquires from such Limited Fronting Bank, a participation in such Limited Fronting Bank’s Applicable Percentage of the relevant Letters of Credit attributable to such Participating L/C Issuer for which such Limited Fronting Bank has agreed to act as a Limited Fronting Bank hereunder and (B) in the case of clause (ii) above, each such other Bank grants to such Bank, and such Bank hereby acquires from such other Bank, a participation in that portion of each such other Bank’s Applicable Percentage of the relevant Letters of Credit to give effect to the purposes of the last sentence of Section 2.18(b)(iv). Each Bank (including each Participating L/C Issuer) purchasing a participation hereunder acknowledges and agrees that its obligation to acquire participations in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, such Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the applicable Limited Fronting Bank or such other Bank, as applicable, an amount equal to the amount of each payment made by such Limited Fronting Bank or other Bank, as applicable, in respect of the portion of such Letter of Credit in which such Bank holds a participation, promptly upon the request of such Limited Fronting Bank or any such other Bank, as applicable, at any time from the time such payment is made until such payment is reimbursed by the applicable Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment by such Bank shall be made for account of the applicable Limited Fronting Bank or such other Banks, as applicable, without any offset, abatement, withholding or reduction whatsoever. To the extent that any Bank has made payments pursuant to this paragraph to reimburse a Limited Fronting Bank or any other Banks in respect of any participation interests purchased hereunder in respect of any Letter of Credit, promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.18(c)(i) in respect of such Letter of Credit, the Administrative Agent shall distribute such payment to such Limited Fronting Bank and such Bank, or to the other Banks and such Bank, as applicable, in each case as their interests may appear. Any payment made by a Bank in respect of its participation pursuant to this paragraph to reimburse the applicable Limited Fronting Bank or any other Bank for any payment made in any respect of any drawing under a Letter of Credit shall not relieve such Borrower of its obligation to reimburse the amount of such drawing.

Section 2.19. Non-NAIC Approved Banks. If, at any time from and after the Effective Date, any Bank is not or ceases to be a NAIC Approved Bank, such Bank shall promptly notify the Borrowers and the Administrative Agent thereof. Each Bank agrees to use commercially reasonable efforts, at all times from and after the Effective Date, (a) to be a NAIC Approved Bank and (b) if such Bank ceases to be a NAIC Approved Bank at any time, either (i) to maintain in effect a Confirming Bank Agreement with a Confirming Bank (which Confirming Bank (if not a Bank), prior to entering in such Confirming Bank Agreement, shall be subject to the prior written consent of the Borrower and the Administrative Agent (such consent, in each case, not to be unreasonably withheld)) upon such terms and conditions as such Bank and such Confirming Bank may agree or (ii) as provided in Section 2.18(j), to agree with another Bank which is a

NAIC Approved Bank that such Bank (if it shall so agree in its sole discretion) shall act as the Limited Fronting Bank for such Bank, in each case with respect to any Several Letters of Credit which are outstanding at the time such Bank becomes a Non-NAIC Approved Bank and/or are issued during the period that such Bank is a Non-NAIC Approved Bank. In the event that any Person (including any other Bank) agrees to act as a Confirming Bank for any Bank which is a Non-NAIC Approved Bank, such other Bank shall receive such compensation therefor as such Non-NAIC Approved Bank and such Person may agree. If any Bank shall enter into a Confirming Bank Agreement hereunder at any time, it shall promptly furnish a copy thereof to the Borrowers and the Administrative Agent and, thereafter, promptly notify the Borrowers and the Administrative Agent of the termination or expiration of such Confirming Bank Agreement. Notwithstanding anything herein to the contrary, no Bank shall have any obligation to agree to act hereunder as a Confirming Bank for any other Bank.

ARTICLE 3

CONDITIONS

Section 3.01. Effectiveness.. The amendment and restatement of the Existing Credit Agreements provided for hereby and the obligations of the Banks to make Loans and of the Banks and the Fronting L/C Issuers to make L/C Credit Extensions hereunder shall become effective on the date (which shall not be later than April 14, 2015) on which each of the following conditions shall be satisfied to the reasonable satisfaction of the Administrative Agent (or waived in accordance with Section 9.05):

(a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto, including any Person that shall become a Bank as of the Effective Date (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of the execution and delivery of a counterpart hereof by such party);

(b) receipt by the Administrative Agent of such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the Transactions and any other legal matters relating to the Obligors, the Loan Documents, the PICA Support Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent;

(c) receipt by the Administrative Agent of an opinion of internal counsel for the Obligors reasonably satisfactory to the Administrative Agent, substantially in the form of Exhibit C hereto;

(d) each of the matters set forth in paragraphs (c) and (d) of Section 3.02 (but without regard to the first parenthetical clause set forth in Section 3.02(d)) shall be satisfied as of the Effective Date, and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Senior Financial Officer of PFI, confirming compliance with such matters;

(e) receipt by the Administrative Agent of satisfactory evidence that (i) all amounts payable under each Existing Credit Agreement to the banks party to such Existing Credit Agreement shall have been (or shall be simultaneously) paid in full, (iii) all commitments of banks under each Existing Credit Agreement that are not a Bank hereunder shall have been terminated, and each such bank shall have confirmed in writing such termination (it being agreed by the parties hereto that (x) such commitments of such banks shall terminate, and no such bank shall be a party hereto, as of the Effective Date and (y) each bank under each Existing Credit Agreement that is a Bank hereunder shall have a Commitment hereunder as of the Effective Date in an amount equal to the amount specified on Schedule 1.01); and (iii) all letters of credit outstanding under the Existing Five-Year Credit Agreement shall have been either continued and deemed issued under this Agreement as provided in Section 2.18(a) or otherwise canceled; provided that, by its execution hereof, each Bank that is a bank party to any of the Existing Credit Agreements hereby waives the provisions of the respective Existing Credit Agreement requiring prior notice by Borrower with respect to the prepayment of loans and/or the termination of the commitments thereunder as of the Effective Date.

(f) payment by PFI of all such fees and expenses as it shall have agreed in writing to pay to the Agents, the Banks and/or the Joint Lead Arrangers in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, that are due and payable on or prior to the Effective Date (and, with respect to such expenses, for which invoices have been presented to PFI at least two Business Days prior to the Effective Date); and

(g) receipt by the Administrative Agent of a copy of the PICA Support Agreement, certified by a Senior Financial Officer of PICA as of such date to be a true and complete copy thereof and to be in full force and effect and not having been amended or the subject of any waiver.

The Administrative Agent shall promptly notify PFI and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing and of any Bank or any Fronting L/C Issuer to make any L/C Credit Extension (other than the automatic renewal of any Auto-Extension Letter of Credit), is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or a notice as required by Section 2.18(b), as applicable;

(b) the fact that, immediately after such Borrowing or such L/C Credit Extension, as applicable, the total Revolving Credit Exposures will not exceed the aggregate amount of the Commitments;

(c) the fact that, immediately before and after giving effect to such Borrowing or such L/C Credit Extension, as applicable, no Default shall have occurred and be continuing;

(d) the fact that the representations and warranties of each Obligor contained in this Agreement (other than, with respect to any Borrowing or L/C Credit Extension made after the Effective Date, the representations set forth in Sections 4.04(e) and 4.05) and the other Loan Documents shall be true on and as of the date of such Borrowing or such L/C Credit Extension, as applicable, as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(e) in the case of any such Borrowing or L/C Credit Extension request by PFLLC, the fact that (i) the PICA Support Agreement shall not have been terminated pursuant to paragraph 5 thereof or otherwise and (ii) a notice of termination pursuant to paragraph 5 of the PICA Support Agreement shall not have been given by either party thereto, unless, in either case, PICA shall have, prior thereto, executed and delivered a PICA Assumption Agreement or a PICA Guarantee Agreement.

Each Borrowing and each L/C Credit Extension (other than the automatic renewal of any Auto-Extension Letter of Credit), as applicable, hereunder shall be deemed to be a representation and warranty by the Obligors on the date thereof as to the matters specified in clauses (b), (c), (d) and, if applicable, (e) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Obligors jointly and severally represent and warrant that:

Section 4.01. Existence and Power. Each Obligor and each Material Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted (other than such governmental licenses, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Material Adverse Effect).

Section 4.02. Authorization; No Contravention. The Transactions are within the Obligors’ powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable law or regulation or the certificate of incorporation or the by-laws of the Obligors or of any material agreement, judgment, injunction, order, decree or other instrument binding upon any Obligor or result in the creation or imposition of any Lien on any material asset of PFI or any Material Subsidiary.

Section 4.03. Binding Effect. Each of this Agreement and (unless PFLLC shall have been terminated as a Borrower hereunder pursuant to Section 9.16) the Support Agreement or, if PICA shall have executed and delivered the PICA Assumption Agreement or the PICA Guarantee Agreement, the PICA Assumption Agreement or the PICA Guarantee Agreement, as applicable, constitutes a valid and binding agreement of each Obligor which is a party thereto and the Notes of each Borrower, when executed and delivered in accordance with this Agreement at the request of a Bank, will constitute valid and binding obligations of such Borrower.

Section 4.04. Financial Information. (a) The audited consolidated statements of financial position of PFI as of December 31, 2013 and December 31, 2014 and the related consolidated statements of operations, equity and cash flows for the fiscal years then ended, reported on by PricewaterhouseCoopers LLC (as contained in PFI’s annual reports for the years ended December 31, 2013 and December 31, 2014, respectively), copies of which have been furnished to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of PFI as of such dates and its consolidated results of operations, equity and cash flows for such fiscal years.

(b) The audited consolidated statements of financial position of PICA as of December 31, 2013 and December 31, 2014 and the related consolidated statements of operations, equity and cash flows for the fiscal years then ended, reported on by PricewaterhouseCoopers LLC, copies of which have been furnished to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of PICA as of such dates and its consolidated results of operations, equity and cash flows for such fiscal years.

(c) Each of the Annual Statements of PICA as of December 31, 2013 and December 31, 2014, as filed with the New Jersey Department of Banking and Insurance, together with the related exhibits, schedules and explanations therein contained or thereto annexed, is a full and true statement of all assets and liabilities and of the condition and affairs of PICA as of such date and of its income and deductions therefrom for the year then ended (within the meaning of applicable regulations and practices of the New Jersey Department of Banking and Insurance).

(d) The audited statements of financial position of PFLLC as of December 31, 2013 and December 31, 2014 and the related statements of earnings and retained earnings and cash flows for the fiscal years then ended, reported on by PricewaterhouseCoopers LLC, copies of which have been furnished to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the financial position of PFLLC as of such dates and its results of operations, equity and cash flows for such fiscal years.

(e) Since December 31, 2014 there has been no material adverse condition or material adverse change in or affecting the business, operations, property or financial condition of PFI and its Subsidiaries, taken as a whole.

Section 4.05. Litigation. Except as disclosed in PFI’s consolidated financial statements for the year ended December 31, 2014, there is no action, suit or proceeding pending against, or to the knowledge of any Obligor threatened against or affecting, any Obligor or any Subsidiary before any court or arbitrator or any Governmental Authority which, after consideration of applicable reserves, is reasonably likely to have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of this Agreement, any other Loan Document or the PICA Support Agreement.

Section 4.06. Compliance with ERISA. (a) Each member of the ERISA Group has (i) fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and (ii) is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan and (b) no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any

Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07. Compliance with Laws. Each Obligor and each Material Subsidiary is in compliance with all applicable laws, including all Environmental Laws, applicable Anti-Corruption Laws and applicable Sanctions, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect.

Section 4.08. Taxes. Each Obligor and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by such Obligor or any Subsidiary, unless such taxes are being contested in good faith. The charges, accruals and reserves on the books of such Obligor and its Subsidiaries in respect of taxes are, in the opinion of such Obligor, adequate.

Section 4.09. Not an Investment Company. Neither PFI nor PICA is an investment company within the meaning of the Investment Company Act of 1940, as amended. PFLLC has been exempted from all provisions of the Investment Company Act of 1940, as amended, including, without limitation, those relating to the offering and sale of securities by PFLLC, pursuant to Rule 3a-5 promulgated under the Investment Company Act of 1940, as amended.

Section 4.10. Full Disclosure. All information heretofore furnished by any Obligor to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by any Obligor to the Administrative Agent or any Bank will be, true and accurate in all material respects, and such information does not, and in the case of any such information hereafter furnished will not, omit to state a material fact necessary in order to make such information not misleading, in each case on the date as of which such information is stated or certified.

Section 4.11. Use of Credit. No part of the proceeds of any extension of credit hereunder will be used in violation of Regulation T, U or X of the Federal Reserve Board, as in effect from time to time.

Section 4.12. Anti-Corruption Laws and Sanctions. Each Obligor has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions. None of (a) the Obligors, any Subsidiary or to the knowledge of the Obligor or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of any Obligor, any agent of any Obligor or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person.

Section 4.13. Support Agreement. (a) The obligations of PFLLC in respect of the Loans to PFLLC constitute “Debt” as defined in the PICA Support Agreement.

(b) No Obligor is subject to any provision of applicable law or regulation (other than Section 6 of Chapter 20 of Title 17B of the New Jersey Statutes Annotated, N.J.S.A. § 17B:20-6) or of any agreement, judgment, injunction, order, decree or other instrument binding upon such

Obligor which could require such Obligor to terminate the PICA Support Agreement or any of its obligations thereunder. To the knowledge of each Obligor, no law or regulation has been proposed for legislation or enactment that would require the termination of the PICA Support Agreement or any of its obligations thereunder.

ARTICLE 5

COVENANTS

The Obligors jointly and severally agree that, until the Commitments and all Letters of Credit have expired or been terminated (with respect to Letters of Credit, with no pending draw thereunder) and the principal of and interest on each Loan and Unreimbursed Amount and all fees payable hereunder have been paid in full:

Section 5.01. Information. PFI will furnish to the Administrative Agent on behalf of each of the Banks (and upon receipt thereof the Administrative Agent will promptly make available to each of the Banks):

(a) as soon as available and in any event within 90 days after the end of each fiscal year of PFI, the audited consolidated statement of financial position of PFI as of the end of such fiscal year and the related audited consolidated statements of operations, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLC or other independent public accountants of nationally recognized standing without qualification as to the scope of the audit performed or any material weakness noted in PFI’s system of internal controls;

(b) as soon as available and in any event

(i) within 120 days after the end of each fiscal year of PICA, the Annual Statement of PICA as of the end of such fiscal year, as filed with (and in the form required under applicable law and regulations of) the Insurance Department of the State of New Jersey, accompanied by or including the opinion or statement of the PICA Actuary required to be filed with such Annual Statement; and

(ii) within 120 days after the end of each fiscal year of PICA, the audited consolidated statement of financial position of PICA as of the end of such fiscal year and the related audited consolidated statements of operations, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLC or other independent public accountants of nationally recognized standing without qualification as to the scope of the audit performed or any material weakness noted in PICA’s system of internal controls;

(c) unless PFLLC shall have been terminated as a Borrower hereunder pursuant to Section 9.16, as soon as available and in any event within 120 days after the end of each fiscal year of PFLLC, the audited statement of financial position of PFLLC as of the end of such fiscal year and the related audited statements of earnings and retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLC or other independent public accountants of nationally recognized standing without qualification as to the scope of the audit performed or any material weakness noted in PFLLC’s system of internal controls;

(d) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of PFI, the unaudited consolidated statement of financial position of PFI as of the end of such quarter and the related unaudited consolidated statements of operations, equity and cash flows for the portion of PFI’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of PFI’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, preparation in accordance with GAAP and consistency by a Senior Financial Officer of PFI;

(e) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of PICA, the Quarterly Statement of PICA as of the end of such quarter, as filed with (and in the form required under applicable law and regulations of) the Insurance Department of the State of New Jersey, accompanied by or including the opinion or statement of the PICA Actuary if required to be filed with such Quarterly Statement;

(f) unless PFLLC shall have been terminated as a Borrower hereunder pursuant to Section 9.16, as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of PFLLC, the unaudited statement of financial position of PFLLC as of the end of such quarter and the related unaudited statements of earnings for the portion of PFLLC’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of PFLLC’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, preparation in accordance with generally accepted accounting principles and consistency by a Senior Financial Officer of PFLLC;

(g) simultaneously with the furnishing of each statement referred to in Sections 5.01(a) and 5.01(d), a certificate of a Senior Financial Officer of PFI (i) setting forth in reasonable detail the calculations required to establish whether PFI was in compliance with the requirements of Section 5.09 on the date of such statement and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Obligors are taking or propose to take with respect thereto;

(h) within five days after any Senior Financial Officer of any Obligor obtains knowledge of any Default, if such Default is then continuing, a certificate of a Senior Financial Officer of PFI setting forth the details thereof and the action which the Obligors are taking or propose to take with respect thereto;

(i) as promptly as practicable upon the mailing thereof to the shareholders of PFI generally, copies of all financial statements, reports and proxy statements so mailed;

(j) promptly upon, and in any event no later than five days after, the filing thereof, (i) in addition to the Annual Statement and Quarterly Statement referred to in Sections 5.01(b)(i) and 5.01(e), copies of all other financial statements of PICA required to be filed with the Insurance Department of the State of New Jersey and (ii) copies of reports, if any, on Forms 10-K, 10-Q and 8-K (or their equivalents) and any registration statements with respect to debt securities or preferred or common stock which PFI shall have filed with the Securities and Exchange Commission;

(k) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice (or, in the case of any member of the ERISA Group other than the Obligors, in any event within 10 days after such member of the ERISA Group receives notice) of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Senior Financial Officer of PFI setting forth details as to such occurrence and action, if any, which PICA or applicable member of the ERISA Group is required or proposes to take; and

(l) from time to time such additional information regarding the financial position, results of operations or business of PFI or any of its Material Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a)-(d), (f), (i) and (j) (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically by posting on an Internet website, and, if so delivered, shall be deemed to have been furnished by PFI to the Administrative Agent (and by the Administrative Agent to the Banks) on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) or (ii) on which such documents are posted on PFI’s behalf on an Internet or intranet website, if any, to which each Bank and the Administrative Agent have access without charge (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that PFI shall deliver paper copies of such documents to the Administrative Agent or any Bank upon its request to PFI. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by PFI with any such request by a Bank for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02. Maintenance of Property; Insurance; Books and Records; Inspection Rights. (a) Each Obligor will, and PFI will cause each of its Material Subsidiaries to, keep all property material to their respective businesses in good working order and condition, ordinary wear and tear excepted.

(b) Each Obligor will, and PFI will cause each of its Material Subsidiaries to, maintain (in the name of such Obligor or in such Material Subsidiary’s own name, as applicable) with financially sound and responsible insurance companies, insurance on all their respective properties against such risks, in each case in at least such amounts (and with such risk retentions) as are materially consistent with PFI’s past practices; provided that, in lieu of purchasing any such insurance, any Obligor or any Material Subsidiary may self-insure their respective properties against such risks in a manner and to the extent materially consistent with PFI’s past practices.

(c) Each Obligor will, and will cause each of its Subsidiaries to, keep in all material respects proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

(d) Each Obligor will, and PFI will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.03. Conduct of Business and Maintenance of Existence. Each of PFI, through its Subsidiaries and Affiliates, PICA and, so long as PFLLC remains a Borrower, PFLLC will continue to engage in business of the same general type as conducted by it on the date hereof, and PFI through its Subsidiaries and Affiliates will engage in the business of a financial services holding company and other activities reasonably related thereto. Each Obligor will preserve, renew and keep in full force and effect its existence and its rights, privileges and franchises which are material to the conduct of such business; provided that nothing in this Section shall prohibit (a) any consolidation or merger of any Obligor permitted under Section 5.07(a) or (b) any sale, lease or transfer of assets by any Obligor permitted under Section 5.07(b).

Section 5.04. Compliance with Laws. Each Obligor will, and PFI will cause each of its Material Subsidiaries to, comply with all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities (including Environmental Laws and the rules, regulations and requirements thereunder), except where any failure to comply with any such laws, ordinances, rules, regulations and requirements would not, alone or in the aggregate, have a Material Adverse Effect. Each Obligor will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 5.05. Compliance with ERISA. Each Obligor will, and PFI will cause each member of the ERISA Group to, fulfill its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan, and each Obligor will, and PFI will cause each member of the ERISA Group to, comply with all applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except where any such failure or non-compliance, alone or in the aggregate, would not have a Material Adverse Effect.

Section 5.06. Negative Pledge. No Obligor will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it (other than assets held in separate accounts of PICA), except:

(a) Permitted Encumbrances;

(b) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(c) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into any Obligor and not created in contemplation of such event;

(d) any Lien existing on any asset prior to the acquisition thereof by any Obligor and not created in contemplation of such acquisition;

(e) Liens securing Debt (other than Debt described in any other clause of this Section) in an aggregate outstanding principal amount, for the Obligors together, not exceeding $4,000,000,000 at any time;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(g) Liens on assets pledged to secure Permitted Collateralized Obligations;

(h) Liens on real property (other than any such real property used in the operations of PFI or any Subsidiary) securing Debt in respect of which (i) the recourse of the holder of such Debt (whether direct or indirect and whether contingent or otherwise) is effectively limited to such real property directly securing such Debt and (ii) such holder may not collect by levy of execution against assets of any Obligor (other than such real property directly securing such Debt) if such Obligor fails to pay such Debt when due and such holder obtains a judgment with respect thereto;

(i) Liens securing obligations of any Obligor (i) to return collateral consisting of cash or securities arising out of or in connection with the loan of the same or substantially similar securities or (ii) to purchase securities arising out of or in connection with the sale of the same or substantially similar securities, in each case in the ordinary course of the business of such Obligor, consistent with past practice;

(j) Liens arising in the ordinary course of its business of any Obligor that (i) do not secure Debt, (ii) do not secure obligations in an aggregate amount, for all of the Obligors together, exceeding $3,000,000,000 at any time and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(k) Liens on cash, cash equivalents and readily marketable securities securing Derivatives Obligations;

(l) Liens securing obligations of any Affiliate of any Obligor in connection with its business as a futures commission merchant, commodity dealer, forward contract merchant or broker-dealer and: (i) on commodities, excluded commodities and exempt commodities, as such terms are defined in the Commodity Exchange Act, 7 U.S.C. § 1 et seq. (2006) and the rules promulgated thereunder (“CEA”); (ii) on currency, securities, property or other assets arising from a banking, depository, safekeeping or warehouse arrangement with respect to segregated funds, secured amounts or non-segregated assets as such terms are used in the CEA; or (iii) on assets placed with, held by or pledged to domestic or foreign exchanges, clearing-houses, futures commission merchants or broker-dealers, in each case in the ordinary course of the business of such Affiliate and consistent with such Affiliate’s past practice;

(m) Liens in favor of a Federal Home Loan Bank to secure borrowings made by any Obligor from such Federal Home Loan Bank pursuant to a membership in such Federal Home Loan Bank in the ordinary course of business and on ordinary business terms;

(n) Liens on assets acquired pursuant to, and that secure obligations of any Obligor incurred in connection with, one or more structured transactions entered into by any Obligor and/or any Subsidiary for the purpose of financing life insurance reserves required under “Regulation XXX” or “Guideline AXXX” applicable to U.S. life insurers generally or other similar life insurance reserve requirements; and

(o) Liens arising out of deposits of assets with reinsurance trusts, ceding companies, custodial accounts, lockbox accounts, or any other arrangement securing obligations of any Obligor or any other Subsidiary to The Hartford Financial Services Group, Inc. or its affiliates (collectively, “The Hartford”) in connection with the acquisition of The Hartford’s individual life insurance business as announced by PFI in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 27, 2012.

Section 5.07. Consolidations, Mergers and Sales of Assets. No Obligor will (a) consolidate or merge with or into any other Person, except that:

(i) PFLLC may consolidate or merge with or into (A) PICA if PICA is the surviving corporation or (B) another Subsidiary if (1) PFLLC is the surviving corporation or (2) (x) prior thereto, PICA shall have executed and delivered a PICA Assumption Agreement or (y) the Subsidiary that is the surviving corporation shall assume all of the obligations of PFLLC hereunder and either (I) PICA agrees in writing that such Subsidiary shall have all of the benefits of the PICA Support Agreement or (II) PICA executes a PICA Guarantee Agreement modified in such manner as shall be satisfactory to the Required Banks to reflect the fact that such Subsidiary shall thereafter be a Borrower hereunder; provided that after giving effect thereto, no Default shall have occurred and be continuing;

(ii) PFI may consolidate or merge with or into any other Person so long as PFI shall be the surviving corporation and, after giving effect thereto, no Default shall have occurred and be continuing; and

(iii) if PFI consolidates or merges with or into any other Person and PFI is not the surviving corporation, PFI may nonetheless consolidate or merge with or into another Person if immediately after such transaction the Person or Persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to such transaction, directly or indirectly, the then outstanding voting Equity Interests of PFI “beneficially own” (as so determined), directly or indirectly, more than 50% of the total voting power of the then outstanding Equity Interests of the surviving Person; provided that after giving effect thereto, no Default shall have occurred and be continuing and the surviving corporation (which shall be organized or existing under the laws of the United States, any state thereof or the District of Columbia) shall expressly assume all of the obligations of PFI hereunder; or

(b) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person, except that:

(i) PFLLC may sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to PICA; provided that, after giving effect thereto, no Default shall have occurred and be continuing;

(ii) PICA may sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to PFI; provided that after giving effect to such transfer, no Default shall have occurred and be continuing;

(iii) PICA may sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person so long as (A) at least 90 days prior thereto, PFI shall have notified the Administrative Agent of such proposed sale, lease or other transfer, (B) either (x) prior to any such sale, lease or transfer, all of the Banks shall have notified the Administrative Agent (whereupon the Administrative Agent shall promptly thereafter notify PFI) in accordance with Section 2.09(c) that they expressly elect not to terminate the Commitments and PFI (or such Person as shall be approved by all of the Banks) shall have assumed in writing all of the obligations of PICA hereunder and under the other Loan Documents and, if applicable, the PICA Support Agreement on terms satisfactory to the Banks or (y) in all other cases, the Commitments shall have been terminated pursuant to Section 2.09(b) and the Obligors shall have paid in full all amounts payable hereunder and (C) after giving effect thereto, no Default shall have occurred and be continuing; and

(iv) PFI may sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person if immediately after such transaction the Person or Persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to such transaction, directly or indirectly, the then outstanding voting Equity Interests of PFI “beneficially own” (as so determined), directly or indirectly, more than 50% of the total voting power of the then outstanding Equity Interests of the surviving or transferee Person; provided that after giving effect thereto, no Default shall have occurred and be continuing and such Person (which shall be organized or existing under the laws of the United States, any state thereof or the District of Columbia) shall have expressly assumed in writing all of the obligations of PFI hereunder on terms satisfactory to the Banks.

Section 5.08. Use of Proceeds. (a) The proceeds of the Loans made under this Agreement will be used for general corporate purposes of each respective Borrower and its Subsidiaries and the Letters of Credit will be used to support the operations of each respective Borrower and its Subsidiaries, in each case not in contravention of any applicable law, rule or regulation or any Loan Document or the PICA Support Agreement.

(b) None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock, in violation of the Exchange Act or the applicable margin regulations of the Federal Reserve Board, in each case as in effect from time to time, and following the application by the applicable Borrower of such proceeds, the value of all Margin Stock owned by such Borrower will not exceed 25% of the assets of such Borrower.

(c) No Borrower will request any Borrowing or Letter of Credit, and no Obligor shall use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09. Financial Covenant. PFI will not permit Consolidated Net Worth, calculated as of the last day of each fiscal quarter of PFI, to be less than $18,985,000,000.

Section 5.10. PICA Support Agreement; PICA Assumption Agreement; Guarantee Agreement.

(a) No term or provision of the PICA Support Agreement shall be amended, modified, waived or supplemented (whether or not any such amendment or modification would otherwise be permitted to occur pursuant to the PICA Support Agreement), and the PICA Support Agreement shall not be novated or, with respect to the obligations of PICA under paragraph 2 of the PICA Support Agreement, terminated, without the prior consent of the Required Banks unless, prior thereto, PICA shall have executed and delivered a PICA Assumption Agreement or a PICA Guarantee Agreement or PFLLC shall have been terminated as a Borrower hereunder pursuant to Section 9.16.

(b) Notwithstanding the provisions of the PICA Support Agreement (including, without limitation, paragraph 6 thereof), PICA and PFLLC hereby expressly agree with each other, the Administrative Agent and the Banks that (i) the benefits of the PICA Support Agreement shall extend to the Banks and the Administrative Agent with respect to all obligations of PFLLC hereunder, in either case whether now existing or hereafter arising and (ii) so long as any Bank has any Commitment hereunder or is owed any amount by PFLLC under the Loan Documents, PICA will not terminate, or permit any termination of, the PICA Support Agreement, whether pursuant to paragraph 5 thereof or otherwise, unless, prior thereto, (x) PICA shall have executed and delivered to the Banks a written instrument satisfactory to the Required Banks confirming that PICA’s obligations under paragraph 2 of the PICA Support Agreement shall continue in full force and effect after such termination so long as any obligation of PFLLC in respect of Loans to PFLLC remains outstanding and waiving any failure or delay on the part of PFLLC in asserting or enforcing any of its rights or in making any claims or demands in respect of such obligations, (y) PICA shall have executed and delivered a PICA Assumption Agreement or a PICA Guarantee Agreement (and, in connection therewith, deliver to the Administrative Agent such other documentation requested by the Administrative Agent consistent with the documentation delivered under clauses (b) and (c) of Section 3.01, to the reasonable satisfaction of the Administrative Agent) or (z) PFLLC shall have been terminated as a Borrower hereunder pursuant to Section 9.16.

(c) If PICA shall have executed and delivered a PICA Assumption Agreement or a Guarantee Agreement, no term or provision of such PICA Assumption Agreement or PICA Guarantee Agreement, as the case may be, shall be amended, modified, waived or supplemented, and such PICA Assumption Agreement or PICA Guarantee Agreement, as the case may be, shall not be terminated, novated or otherwise changed, without the prior consent of the Required Banks.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) any Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay within five Business Days of the due date thereof any interest, fees or any other amount payable hereunder;

(b) any Obligor shall fail to observe or perform any covenant contained in Section 5.03 (with respect to any Obligor’s existence only), 5.06, 5.07, 5.08(b) or 5.09;

(c) any Obligor shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by Section 6.01(a) or 6.01(b)) for 30 days after written notice thereof has been given to PFI by the Administrative Agent at the request of any Bank;

(d) any representation, warranty, certification or statement made by any Obligor in this Agreement or any other Loan Document or in any certificate, financial statement or other document or instrument furnished or delivered pursuant hereto shall prove to have been incorrect in a material respect as of the date when made (or deemed made);

(e) PFI or any Subsidiary shall fail to make any payment in respect of any (I) Material Debt when due and such failure shall continue (A) after giving effect to any applicable grace period or (B) two days after PFI or such Subsidiary is given notice of such failure if such payment requirement does not have a grace period, (II) Material Derivative Obligation and such failure shall continue after giving effect to any applicable grace period, provided that if an Early Termination has not occurred PFI or such Subsidiary shall have two days to make such payment after it is given notice of such failure if such payment does not have a grace period (for the avoidance of doubt, excluding the failure to pay any amount the payment of which is being disputed by PFI or such Subsidiary in good faith in accordance with (x) the dispute resolution procedures provided for in connection with such Material Derivative Obligation in the respective Master Agreement and (y) PFI’s internal policies and procedures), and (III) Separate Account Recourse Obligation existing on November 10, 2010 (including any subsequent amendments to such Separate Account Recourse Obligation that do not increase the principal amount thereof), such failure shall continue unremedied for 15 or more Business Days;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt and, in the case of any Separate Account Recourse Obligation existing on the Effective Date (including any subsequent amendments to such Separate Account Recourse Obligation that do not increase the principal amount thereof), such acceleration shall continue unremedied for 15 or more Business Days;

(g) PFI or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, rehabilitation, conservatorship, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against PFI or any Material Subsidiary seeking liquidation, rehabilitation, conservatorship, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, conservator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against PFI or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $450,000,000 which it shall have become liable to pay under Title IV of ERISA with respect to a Plan; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $450,000,000;

(j) a judgment or order for the payment of money in excess of $450,000,000 (excluding amounts covered by insurance) shall be rendered against PFI or any Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed nor be the subject of any appeal for a period of 30 days;

(k)(i) subject to Section 5.07(a)(ii), any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding PFI, any Subsidiary, any employee benefit plan or employee stock plan of PFI or any Subsidiary or any Person organized, appointed, established or holding capital stock of PFI or any Subsidiary pursuant to such a plan, or any Person organized by or on behalf of PFI to effect a reorganization or recapitalization of PFI that does not contemplate a change in the ultimate beneficial ownership of 30% or more of the voting power of the then outstanding Equity Interests of PFI), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of the total voting power of the then outstanding Equity Interests of PFI or (ii) PICA shall cease to be a direct or indirect majority owned Subsidiary of PFI;

(l) whether or not the PICA Support Agreement shall have been terminated pursuant to paragraph 5 thereof, the obligations of PICA under paragraph 2 of the PICA Support Agreement shall cease for any reason to be in full force and effect or either party thereto shall so assert in writing or any governmental body, agency or official with jurisdiction over either party thereto shall so assert in writing in any action, suit or proceeding to which PICA or PFLLC is a party, unless, prior thereto, PICA shall have executed and delivered a PICA Assumption Agreement or a PICA Guarantee Agreement or PFLLC shall have been terminated as a Borrower hereunder pursuant to Section 9.16;

(m) PICA or PFLLC shall fail for any reason to remain in compliance with the terms of, or perform its obligations under, the PICA Support Agreement, or, if the PICA Support Agreement has been terminated, PICA shall fail for any reason to perform its obligations under paragraph 2 of the PICA Support Agreement, unless, prior thereto, PICA shall have executed and delivered a PICA Assumption Agreement or a PICA Guarantee Agreement or PFLLC shall have been terminated as a Borrower hereunder pursuant to Section 9.16;

(n) PFLLC shall cease for any reason to be a direct or indirect wholly owned Subsidiary, unless (i) PFLLC shall have been consolidated or merged with or into PICA in accordance with the terms hereof, or (ii) PFLLC shall have been terminated as a Borrower hereunder pursuant to Section 9.16;

(o) if PICA shall have executed and delivered a PICA Assumption Agreement or a PICA Guarantee Agreement, such PICA Assumption Agreement or PICA Guarantee Agreement, as the case may be, shall cease for any reason to be in full force and effect or PICA or any governmental body, agency or official with jurisdiction over PICA shall so assert in writing; or

(p) if PICA shall have executed and delivered a PICA Assumption Agreement or a PICA Guarantee Agreement, PICA shall fail for any reason to remain in compliance with the terms of, or perform its obligations under, such PICA Assumption Agreement or PICA Guarantee Agreement, as the case may be;

then, and in every such event (other than any such event with respect to any Borrower under Section 6.01(g) or (h)), the Administrative Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, (x) in the case of any such event other than Event of Default specified in Section 6.01(l), by notice to the Borrowers terminate the Commitments and they shall thereupon terminate or (y) in the case of any Event of Default specified in Section 6.01(l), by notice to PFLLC terminate the commitments of the Banks to make Loans to PFLLC and such commitments shall thereupon terminate, and (ii) (x) in the case of any such event other than an Event of Default specified in Section 6.01(l), if requested by Banks holding Loans evidencing more than 50% in aggregate principal amount of the Loans, by notice to the Borrowers declare the Loans (together with accrued interest thereon) and all other amounts payable by the Borrowers hereunder to be, and the Loans (together with accrued interest thereon) and all other amounts payable by the Borrowers hereunder shall thereupon become, immediately due and payable and require that PFI Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding L/C Obligations thereof, on behalf of the Borrowers, plus any accrued and unpaid interest thereon), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and (y) in the case of any Event of Default specified in Section 6.01(l), if requested by Banks holding Loans evidencing more than 50% in aggregate principal amount of the Loans to PFLLC, by notice to PFLLC declare the Loans of PFLLC (together with accrued interest thereon) and all other amounts payable by the Borrowers hereunder to be, and such Loans (together with accrued interest thereon) and all other amounts payable by the Borrowers hereunder shall thereupon become, immediately due and payable and require that PFI Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding L/C Obligations thereof, on behalf of the Borrowers, plus any accrued and unpaid interest thereon), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by PFLLC; provided that in the case of any of the Events of Default specified in Section 6.01(g) or 6.01(h) with respect to any Borrower, without any notice to such Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall automatically terminate and the Loans (together with accrued interest thereon) and all other amounts payable by the Borrowers hereunder shall automatically become due and payable, and the obligation of PFI to Cash Collateralize the L/C Obligations, on behalf of the Borrowers, as aforesaid shall automatically become effective, in each case, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrowers.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to PFI under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE 7

AGENTS

Section 7.01. Appointment and Authorization. Each Bank irrevocably hereby appoints JPMCB to act on its behalf as the Administrative Agent and as the Several L/C Agent under and in connection with this Agreement and authorizes the Administrative Agent and the Several L/C Agent, as applicable, to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Several L/C Agent, as applicable, by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Several L/C Agent and the Banks, and no Obligor shall have rights as a third party beneficiary of any of such provisions.

Section 7.02. Agents and Affiliates. The Person serving as the Administrative Agent or the Several L/C Agent, as applicable, hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent or the Several L/C Agent, as applicable, and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Several L/C Agent, as applicable, hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with an Obligor or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Several L/C Agent, as applicable, hereunder and without any duty to account therefor to the Banks.

Section 7.03. Action by Agents. The obligations of the Administrative Agent and the Several L/C Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, no such Agent shall be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. Each such Agent may consult with legal counsel (who may be counsel for any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05. Liability of Agents. Neither any such Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it or them in connection herewith (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 9.05) or (ii) in the absence of its own gross negligence or willful misconduct. No such Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by any Obligor or a Bank. Neither any such Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document, the PICA Support Agreement or any borrowing hereunder; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (iv) the satisfaction of any condition specified in Article 3, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; or (v) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, the PICA Support Agreement or any other instrument or writing furnished in connection herewith or therewith. No such Agent (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement that the

Administrative Agent or the Several L/C Agent, as applicable, is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for in this Agreement), provided that no such Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to this Agreement or applicable law, and (iii) shall except as expressly set forth in this Agreement, have any duty to disclose, or shall be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Several L/C Agent, as applicable, or any of its Affiliates in any capacity.

Section 7.06. Reliance by Agents. Each such Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each such Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent and the Several L/C Agent may presume that such condition is satisfactory to such Bank unless such Agent shall have received notice to the contrary from such Bank prior to the making of such Credit Extension.

Section 7.07. Delegation of Duties. Each such Agent may perform any and all of its duties and exercise its rights and powers under this Agreement and the other Loan Documents through any one or more sub-agents appointed by such Agent. Each such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Several L/C Agent, applicable.

Section 7.08. Indemnification. To the extent that any Obligor for any reason fails to indefeasibly pay any amount required under Section 9.03(b) to be paid by it to the Administrative Agent, each Fronting L/C Issuer or the Several L/C Agent, as applicable, (or any sub-agent thereof) or any of its officers, directors, employees, advisors and agents, each Bank severally agrees to pay to such Agent or Fronting L/C Issuer (or any such sub-agent) or such other Person, as the case may be, such Bank’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or Fronting L/C Issuer (or any such sub-agent) in its capacity as such, or against any such other Person acting for such Agent or Fronting L/C Issuer (or any such sub-agent) in connection with such capacity.

Section 7.09. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Several L/C Agent or any Bank or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any such Agent or any Bank or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or any related agreement or any document furnished hereunder.

Section 7.10. Successor Agents. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and PFI; provided that if the Person acting as the Administrative Agent at any time is also acting as the Several L/C Agent, such Person shall also resign as the Several L/C Agent. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which shall be a Bank (or an Affiliate thereof) with an office in the United States (and which Person shall also be appointed as the successor Several L/C Agent, if applicable). If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (and a successor Several L/C Agent, if applicable); provided that if the Administrative Agent shall notify PFI and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Administrative Agent on behalf of itself, the Fronting L/C Issuers, the Limited Fronting Banks and/or the Banks, as applicable, under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this Section. Upon acceptance of its appointment as successor Administrative Agent (and, if applicable, Several L/C Agent) hereunder, such successor Administrative Agent (and, if applicable, Several L/C Agent) shall thereupon succeed to and become vested with all the rights and duties of the retiring (or retired) Administrative Agent (and, if applicable, Several L/C Agent), and the retiring Administrative Agent (and, if applicable, Several L/C Agent) shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section). After any retiring Administrative Agent’s (and, if applicable, Several L/C Agent’s) resignation hereunder as Administrative Agent (and, if applicable, Several L/C Agent), the provisions of this Agreement shall continue in effect for the benefit of such retiring Administrative Agent (and, if applicable, Several L/C Agent), its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while it was Administrative Agent (and, if applicable, Several L/C Agent).

Section 7.11. Other Agents. Notwithstanding anything herein to the contrary, the Joint Lead Arrangers and the Syndication Agents shall have no duties or responsibilities hereunder in their capacity as such, except in their capacity, if any, as a Bank.

Section 7.12. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Bank an amount equivalent to any applicable income, stamp or other taxes, imposts, duties, charges, or fees imposed, levied, collected or assessed by any Governmental Authority. Without limiting or expanding the provisions of Section 2.15, each Bank shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after written demand therefor, any and all taxes, imposts, duties, charges, or fees and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the

Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold any amounts from payments to or for the account of such Bank for any reason (including because the appropriate form was not delivered or not properly executed, or because such Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of such required withholding ineffective). A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or any other instrument or document furnished pursuant hereto against any amount due the Administrative Agent under this Section. The agreements in this Section shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:

(a) the Administrative Agent in good faith determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or

(b) in the case of Euro-Dollar Loans, Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the LIBO Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to PFI and the Banks, whereupon until the Administrative Agent notifies PFI that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to convert outstanding Loans into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into an ABR Loan on the last day of the then current Interest Period applicable thereto. Unless a Borrower notifies the Administrative Agent at least two Business Days before the date of any Euro-Dollar Loan for which a Notice of Borrowing has previously been given by such Borrower that it elects not to borrow on such date, such Loan shall instead be made as an ABR Loan.

Section 8.02. Illegality. If, on or after the date of this Agreement, any Change in Law shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans to any Borrower and such Bank shall so notify the Administrative Agent (and the Administrative Agent shall forthwith give notice thereof to the other Banks and PFI), whereupon until such Bank notifies PFI and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans to such Borrower, or to convert outstanding Loans made to such Borrower into Euro-Dollar Loans, shall be suspended. Before giving any notice to the

Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan held by such Bank made to such Borrower then outstanding shall be converted to an ABR Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Euro-Dollar Loan to such day or (ii) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Euro-Dollar Loan to such day.

Section 8.03. Increased Cost and Reduced Return. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Bank or any Fronting L/C Issuer (but excluding any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Bank or any Fronting L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Bank or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Bank, such Fronting L/C Issuer or such other Recipient of making or maintaining any Euro-Dollar Loan (or, in the case of clause (iii) above, any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to such Bank, such Fronting L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Bank, such Fronting L/C Issuer or such other Recipient hereunder (whether of principal, interest or otherwise), in each case by an amount deemed by such Bank, such Fronting L/C Issuer or such other Recipient, as the case may be, to be material, then, within 15 days after demand by such Bank, such Fronting L/C Issuer or such other Recipient, as the case may be, to PFI (with a copy to the Administrative Agent), the applicable Borrower will pay to such Bank, such Fronting L/C Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank, such Fronting L/C Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Bank or any Fronting L/C Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s or such Fronting L/C Issuer’s capital or on the capital of such Bank’s or such Fronting L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or the Letters of Credit issued by or participations in Letters of Credit held by, such Bank, or the Letters of Credit issued by any Fronting

L/C Issuer, to a level below that which such Bank or such Fronting L/C Issuer or such Bank’s or such Fronting L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or such Fronting L/C Issuer’s policies and the policies of such Bank’s or such Fronting L/C Issuer’s holding company with respect to capital adequacy) by an amount deemed by such Bank or such Fronting L/C Issuer to be material, then from time to time, within 15 days after demand by such Bank or such Fronting L/C Issuer, as the case may be, to PFI (with a copy to the Administrative Agent), the applicable Borrower will pay to such Bank or such Fronting L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Bank or such Fronting L/C Issuer or such Bank’s or such Fronting L/C Issuer’s holding company for any such reduction suffered.

(c) Each Bank will promptly notify PFI and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder that is signed by an officer of such Bank with knowledge of and responsibility for such matters and that sets forth such amount or amounts and a reasonable explanation of the basis therefor shall be conclusive absent manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) Failure or delay on the part of any Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Bank notifies PFI of the event giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 8.04. ABR Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans to any Borrower has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) and PFI at its option, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, shall have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies PFI that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made by such Bank as (or continued as or converted into) Euro-Dollar Loans shall instead be ABR Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

(b) after each of its Euro-Dollar Loans has been repaid (or converted to an ABR Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its ABR Loans instead.

If such Bank notifies PFI that the circumstances giving rise to such notice no longer apply, the principal amount of each such ABR Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

Section 8.05. Mitigation Obligations; Replacement of Banks.

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(a) Designation of a Different Lending Office. If (i) any Bank requests compensation under Section 8.03, (ii) any Bank gives a notice pursuant to Section 8.02 or (iii) if any Obligor is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.15, then such Bank shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 2.15 in the future or eliminate the need for the notice pursuant to Section 8.02, as applicable and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b) Replacement of Bank. If (i) any Bank requests compensation under Section 8.03, (ii) any Bank gives a notice pursuant to Section 8.02, (iii) any Obligor is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.15 or (iv) any Bank is a Defaulting Bank, then PFI may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06(c)), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that (i) PFI shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.06(c); (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts); and (iii) such assignment does not conflict with applicable laws. A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling PFI to require such assignment and delegation cease to apply.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Obligors, the Administrative Agent or the Several L/C Agent to the address, telecopier number, electronic mail address or telephone number set forth on Schedule 9.01; and

(ii) if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b)

(b) Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article 2 if such Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Obligor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. The Obligors further agree that the Administrative Agent may make materials and/or information provided by or on behalf of the Obligors hereunder (collectively, “Obligor Materials”) available to the Banks by posting the Obligor Materials on IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE OBLIGOR MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE OBLIGOR MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE OBLIGOR MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Obligors, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Obligors’ or the Administrative Agent’s transmission of Obligor Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Obligors, any Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Obligors and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Obligors and the Administrative Agent. In addition, each Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank.

(e) Reliance by Administrative Agent and Banks. The Administrative Agent and the Banks shall be entitled to rely and act upon any notices (including telephonic Notice of Borrowing required under Section2.02) reasonably believed by them to be genuine and to have been given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. The Obligors shall indemnify the Administrative Agent, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice reasonably believed by them to be genuine and to have been given by or on behalf of the Obligors. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Documentary Taxes; Indemnification. (a) PFI shall pay all reasonable out-of-pocket expenses of the Agents, including reasonable fees and disbursements of Milbank, Tweed, Hadley & McCloy LLP, special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment, modifications or waivers hereof. PFI agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Bank, including reasonable fees and disbursements of counsel (which counsel may be an employee of such Bank), in connection with the enforcement or protection of its rights in connection with this Agreement, including in connection with any workout, restructuring or negotiations in respect thereof. Each request for payment of expenses under this Section shall be accompanied by a reasonably detailed invoice and support for PFI’s review prior to reimbursement thereof.

(b) Each Obligor jointly and severally agrees to indemnify each Agent, each Fronting L/C Issuer or the Several L/C Agent and each Bank, and each Related Party of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, claims, losses, damages, costs and expenses of any kind, including the reasonable fees and disbursements of counsel, which may be incurred by such

Agent or such Bank in connection with any actual or threatened claim or investigative, administrative or judicial proceeding (whether or not such Agent or such Bank shall be designated a party thereto) relating to or arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or any actual or proposed use of proceeds therefrom and regardless of whether any such claim, litigation, investigation or proceeding is brought by the Obligors, any of their directors, security holders or creditors, an Indemnitee or any other Person; provided that no Indemnitee shall have the right to be indemnified hereunder for (i) its own gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction or (ii) any act or omission to act by such Indemnitee in contravention of any law or regulation applicable to such Person. To the extent permitted by applicable law, the Obligors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby or the Transactions.

Section 9.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Loan or Unreimbursed Amounts held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to any Loan held by such other Bank, the Bank receiving such proportionately greater payment shall (a) notify the Administrative Agent of such fact and (b) purchase such participations in the Loans or L/C Obligations, as the case may be, held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Unreimbursed Amounts held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall (i) impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Borrower (other than the Loans) nor (ii) be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank) or (y) the application of Cash Collateral provided for in Section 2.16. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

Section 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes, if any, may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Obligor and the Required Banks (and, if the rights or duties of the Administrative Agent, Several L/C Agent or Fronting L/C Issuer are affected thereby, by then the Administrative Agent, Several L/C Agent or Fronting L/C Issuer respectively); provided that no such amendment or waiver shall:

(i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks), unless signed by such Bank;

(ii) reduce the principal of or rate of interest on any Loan, any Unreimbursed Amount or any fees hereunder, unless signed by each Bank affected thereby;

(iii) postpone the date fixed for any payment of principal of or interest on any Loan, any Unreimbursed Amount or any fees hereunder or postpone the date for any reduction or termination of any Commitment, unless signed by each Bank affected thereby;

(iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Banks and the types of Loans, unless signed by each Bank;

(v) change the provisions of this Section or change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, unless signed by each Bank; or

(vi) release any Borrower from its obligations hereunder with respect to Letters of Credit for which any Subsidiary is named as an applicant hereunder, without the written consent of each Bank.

Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Bank or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank.

Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Obligor may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

(b) Any Bank may at any time grant to one or more banks or other institutions (other than a Defaulting Bank) (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to PFI and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including the right to approve any amendment or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any amendment or waiver of this Agreement described in clauses (i) through (vi) of Section 9.05 without the consent of the Participant. Subject to Section 9.06(e), each Obligor agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits and be subject to the obligations of Article 8 and Section 2.15 with respect to its participating interest.

An assignment or other transfer which is not permitted by Section 9.06(c) or 9.06(d) shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this paragraph (b).

Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Obligors, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Letters of Credit or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Bank may at any time assign to one or more assignees (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement (including its Loans and its interests in Letters of Credit) with (and subject to) the prior written consent (such consent not to be unreasonably withheld) of:

(A) PFI; provided that no consent of PFI shall be required for an assignment to (I) a Bank, an Affiliate of a Bank or an Approved Fund or (II) if an Event of Default has occurred and is continuing, any other assignee; and provided, further, that PFI shall be deemed to have consented to any such assignment requiring its consent under this clause (A) if it fails to object thereto by written notice to the Administrative Agent within ten Business Days after (x) receipt of notice thereof by an officer of PFI that has been designated in writing by PFI to the Administrative Agent for this purpose (or, failing any such designation, by the treasurer or chief financial officer of PFI) and (y) confirmation of such receipt by PFI in writing or by telephone, fax or other electronic communication to the Administrative Agent;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Bank, an Affiliate of a Bank or an Approved Fund;

(C) each Fronting L/C Issuer; provided that no consent of any Fronting L/C Issuer shall be required for an assignment to a Bank, an Affiliate of a Bank or an Approved Fund.

Assignments shall be subject to the following conditions:

(I) except in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s applicable Commitment, the amount of such Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $20,000,000 unless PFI (except if an Event of Default has occurred and is continuing) and the Administrative Agent otherwise consent (which consent shall not be unreasonably withheld);

(II) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement;

(III) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(IV) the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Obligors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(V) no such assignment shall be made to (w) the Obligors or any of their Affiliates or Subsidiaries, (x) any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this subclause (x), (y) a natural person or a corporation, limited liability company, trust or other entity owned, operated or established for the primary benefit of a natural person and/or family members or relatives of such person or (z) any Person which is a Non-NAIC Approved Bank (unless such Non-NAIC Approved Bank shall have in effect a Confirming Bank Agreement or Limited Fronting Bank Agreement, in each case, with a Person or Bank, as applicable, which is a NAIC Approved Bank).

Subject to acceptance and recording thereof pursuant to paragraph (f) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03).

If the Assignee is not organized under the laws of the United States of America or a state thereof, and not otherwise treated as a U.S. person for federal income tax purposes, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to PFI and the Administrative Agent certifications as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.15.

In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, or drawings under a Letter of Credit, not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement to secure obligations of such Bank, including to a Federal Reserve Bank, provided that any foreclosure or similar action taken with respect to such assignment to any Person other than a Federal Reserve Bank shall be subject to the provisions of Section 9.06(c); provided, further, that any purported assignment by a Bank that is not in compliance with this paragraph (d) shall be null and void. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with PFI’s prior consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Obligors, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, principal amount (and stated interest) of the Loans owing to, and the Letters of Credit issued by, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank. The Register shall be available for inspection by PFI and any Bank, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (c) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Bank or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.18(c), 2.18(k) or 7.08, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

Section 9.07. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.08. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement, the PICA Support Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.09. Governing Law; Submission to Jurisdiction. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OBLIGOR HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OBLIGOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.10. Waiver of Jury Trial. EACH OF THE OBLIGORS, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11. Survival. All covenants, agreements, representations and warranties made by the Obligors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Credit Extensions, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Credit Extension is made hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.15, 8.03 and 9.03 and Article 7 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment of the Obligations, the expiration or termination of the Commitments and the Letters of the Credit or the termination of this Agreement or any provision hereof.

Section 9.12. Confidentiality. Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that the Information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who are directly involved in the consideration of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement in writing containing provisions substantially the same as those of this Section and for the benefit of the Obligors, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Obligors and their obligations, (g) with the consent of PFI or (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent or any Banks on a nonconfidential basis from a source other than the Obligors. For the purposes of this Section, “Information” means all information received from the Obligors relating to the Obligors or their business, other than any such information that is available to the Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by the Obligors; provided that, in the case of information received from Obligors after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13. USA PATRIOT Act. Each Bank hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies Obligors, which information includes the name and address of the Obligors and other information that will allow such Bank to identify the Obligors in accordance with said Act.

Section 9.14. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), each of the Obligors acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Banks and the Joint Lead Arrangers are arm’s-length commercial transactions between the Obligors and their Affiliates, on the one hand, and the Agents, the Banks and the Joint Lead Arrangers, on the other hand, (B) the Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) the Agents, the Banks and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Obligors or any of their Affiliates, or any other Person and (B) none of the Agents, the Banks or the Joint Lead Arrangers has any obligation to the Obligors or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and

(iii) the Agents, the Banks and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Obligors and their Affiliates, and none of the Agents, the Banks or the Joint Lead Arrangers has any obligation to disclose any of such interests to the Obligors or any of their Affiliates. To the fullest extent permitted by law, each of the Obligors hereby waives and releases any claims that it may have against the Agents, the Bank and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.15. Payments Set Aside. To the extent that any payment by or on behalf of the Obligors is made to the Administrative Agent, the Several L/C Agent, any Fronting L/C Issuer or any Bank, or the Administrative Agent, the Several L/C Agent, any Fronting L/C Issuer or any Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Several L/C Agent, such Fronting L/C Issuer or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.16. Termination of PFLLC as a Borrower. PFI may, at any time (i) at which there shall be no Loans outstanding to PFLLC or (ii) after PICA shall have executed and delivered a PICA Assumption Agreement, upon notice thereof to the Administrative Agent, executed on behalf of PICA and PFLLC and substantially in the form of Exhibit I hereto, terminate PFLLC as a Borrower hereunder. Immediately upon the receipt by the Administrative Agent of such notice, all commitments of the Banks to make Loans to PFLLC, and all rights of PFLLC hereunder, shall terminate and PFLLC shall immediately cease to be a Borrower hereunder; provided that, unless PICA shall have executed and delivered a PICA Assumption Agreement, all obligations of PFLLC as a Borrower hereunder arising in respect of any period in which PFLLC was, or on account of any action or inaction by PFLLC as, a Borrower hereunder shall survive such termination and if PICA shall have executed and delivered a PICA Assumption Agreement, the liability of PFLLC (but not of PICA) with respect to such obligations shall terminate.

Section 9.17. Effect of Amendment and Restatement.

On the Effective Date, the Existing Credit Agreements shall be amended and restated in their entirety. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the obligations under the Existing Credit Agreements as in effect immediately prior to the Effective Date, which remain outstanding and (ii) such obligations are in all respects continuing (as amended and restated hereby).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PRUDENTIAL FINANCIAL, INC. as a Borrower

By:	/s/ Kenneth Y. Tanji
Name: Kenneth Y. Tanji
Title: Senior Vice President and Treasurer

By:	/s/ Kathleen Hoffman
Name: Kathleen Hoffman
Title: Assistant Treasurer

U.S. Federal Tax Identification No.: 22-3703799

PRUDENTIAL FUNDING, LLC as a Borrower

By:	/s/ Kathleen Hoffman
Name: Kathleen Hoffman
Title: Assistant Treasurer

U.S. Federal Tax Identification No.: 22-2231168

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA as an Obligor

By:	/s/ Kenneth Y. Tanji
Name: Kenneth Y. Tanji
Title: Treasurer

U.S. Federal Tax Identification No.: 22-1211670

JPMORGAN CHASE BANK, N.A., Individually, as a Bank and as the Administrative Agent and the Several L/C Agent
By:	/s/ Kristen M. Murphy
Name: Kristen M. Murphy
Title: Vice President

CITIBANK, N.A., Individually, as a Bank
By:	/s/ Richard D. Rivera
Name: Richard D. Rivera
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, Individually, as a Bank
By:	/s/ Richard J. Herder
Name: Richard J. Herder
Title: Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Tiffany Burgess
Name: Tiffany Burgess
Title: Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Richard G. Shaw
Name: Richard G. Shaw
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Karen Hanke
Name: Karen Hanke
Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Alan Krouk
Name: Alan Krouk
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Glenn Schuermann
Name: Glenn Schuermann
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

MIZUHO BANK, LTD.

By:	/s/ David Lim
Name: David Lim
Title: Authorized Signatory

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mary H. Carey
Name: Mary H. Carey
Title: Vice President

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

UBS AG, STAMFORD BRANCH

By:	/s/ Craig Pearson
Name: Craig Pearson
Title: Associate Director
Banking Products Services, US

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director
Banking Products Services, US

BNP PARIBAS

By:	/s/ Phil Truesdale
Name: Phil Truesdale
Title: Managing Director

By:	/s/ Riad Jafarov
Name: Riad Jafarov
Title: Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ Thane Rattew
Name: Thane Rattew
Title: Managing Director

BARCLAYS BANK PLC

By:	/s/ Alicia Borys
Name: Alicia Borys
Title: Vice President

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Bonnie S. Wiskowski
Name: Bonnie S. Wiskowski
Title: Vice President

CREDIT SUISSE AG, NEW YORK BRANCH

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

THE NORTHERN TRUST COMPANY

By:	/s/ Peter J. Hallan
Name: Peter J. Hallan
Title: Vice President

NATIXIS, NEW YORK BRANCH

By:	/s/ Pamela Snyder
Name: Pamela Snyder
Title: Managing Director

By:	/s/ Nicholas Zangari
Name: Nicholas Zangari
Title: Associate

PRICING SCHEDULE

Each of “Commitment Fee Rate”, “Applicable Margin” and “Letter of Credit Fee Rate” means, for any day, the rate per annum set forth below in the row opposite such term and in the column corresponding to the “Pricing Level” that exists on such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V
Commitment Fee Rate	0.10%	0.125%	0.15%	0.20%	0.25%
Applicable Margin (Euro-Dollar Loans)	1.00%	1.125%	1.25%	1.50%	1.75%
Applicable Margin (ABR Loans)	0%	0.125%	0.25%	0.50%	0.75%
Letter of Credit Fee Rate	0.875%	1.000%	1.125%	1.375%	1.625%

For purposes of this Schedule, the following terms have the following meanings:

“Level I Pricing” applies at any date if, at such date, the Relevant Person’s Relevant Rating is rated A+ or higher by S&P or A1 or higher by Moody’s.

“Level II Pricing” applies at any date if, at such date, Level I status does not exist and the Relevant Person’s Relevant Rating is rated A or higher by S&P or A2 or higher by Moody’s.

“Level III Pricing” applies at any date if, at such date, neither Level I nor Level II status exists and the Relevant Person’s Relevant Rating is rated A- or higher by S&P or A3 or higher by Moody’s.

“Level IV Pricing” applies at any date if, at such date, neither Level I nor Level II nor Level III status exists and the Relevant Person’s Relevant Rating is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s.

“Level V Pricing” applies at any date if, at such date, neither Level I nor Level II nor Level III nor Level IV nor Level V status exists.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI applies at any date.

“Relevant Person” means (i) for the purposes of determining the Commitment Fee Rate on any date, PFI and (ii) for the purposes of determining the Letter of Credit Fee Rate or Applicable Margin applicable to a LIBOR Loan or ABR Loan to any Borrower or any Letter of Credit for the account of any Borrower, such Borrower.

“Relevant Rating” means, with respect to any Borrower, the rating of S&P or Moody’s of the senior unsecured long-term debt securities of such Borrower without third-party credit enhancement (and any rating assigned to any other debt security of such Borrower shall be disregarded).

“S&P” means Standard & Poor’s Rating Services.

The rating in effect at any date is that in effect at the close of business on such date. If the ratings established or deemed to have been established by S&P and Moody’s shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency or, in the absence of such announcement, on the effective date of such change.

At any time at which the Relevant Rating by S&P of the Relevant Person differs from the Relevant Rating by Moody’s of the Relevant Person by one Pricing Level, then each of the Commitment Fee Rate, Letter of Credit Fee Rate and Applicable Margin shall be determined by reference to the Pricing Level of the higher of the two ratings. At any time at which the Relevant Rating by S&P differs from the Relevant Rating by Moody’s by more than one Pricing Level, then each of the Commitment Fee Rate, Letter of Credit Fee Rate and Applicable Margin shall be determined by reference to the Pricing Level next below that of the higher of the two ratings. If neither S&P nor Moody’s shall publish a Relevant Rating for any Borrower, the Relevant Ratings of such ratings agencies for such Borrower shall be deemed to be in Level V.

2

SCHEDULE 1.01

COMMITMENTS

Bank	Total Commitment	Fronting Letter of Credit Commitment
J.P. Morgan Chase Bank, N.A.	$330,000,000	$25,000,000
Citibank, N.A.	$330,000,000	$25,000,000
HSBC Bank USA, National Association	$330,000,000	$25,000,000
Bank of America, N.A.	$238,000,000
Wells Fargo Bank, National Association	$238,000,000
Sumitomo Mitsui Banking Corporation	$238,000,000
The Bank of Tokyo-Mitsubishi UFJ, LTD.	$238,000,000
Mizuho Bank, Ltd.	$238,000,000
The Bank of New York Mellon	$180,000,000
U.S. Bank National Association	$160,000,000
Barclays Bank PLC	$160,000,000
BNP Paribas	$160,000,000
Credit Suisse AG, New York Branch	$160,000,000
Deutsche Bank AG New York Branch	$160,000,000
State Street Bank and Trust Company	$160,000,000
Goldman Sachs Bank USA	$160,000,000
UBS AG, Stamford Branch	$160,000,000
Morgan Stanley Bank, N.A.	$160,000,000
The Bank of Nova Scotia	$100,000,000
Natixis, New York Branch	$50,000,000
Northern Trust Company	$50,000,000
Total	$4,000,000,000	$75,000,000

Schedule 1.01 to Credit Agreement

SCHEDULE 2.18

EXISTING LETTERS OF CREDIT

None.

Schedule 2.18 to Credit Agreement

SCHEDULE 9.01

NOTICE INFORMATION

I. Each Obligor:

Prudential Financial, Inc.

751 Broad Street

Newark, New Jersey 07102

Attention: Treasurer

Tel: (973) 802-9257

Fax: (973) 802-9280

with a copy to:

Prudential Financial, Inc.

751 Broad Street

Newark, New Jersey 07102

Attention: General Counsel

Tel: (973) 802-7001

Fax: (973) 802-3876

II. Administrative Agent:

JPMorgan Chase Bank, N.A.

1111 Fannin Street, Floor 10

Houston, Texas 77002-6925

Attention: Lydia Gomez

Tel: 713-750-2531

Fax: 713-750-2223

Email: lydia.x.gomez@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.

Attention: Brijendra S Grewal

Tel: 212-270-5305

Fax: 917-456-3256

Email: brijendra.s.grewal@jpmorgan.com

III. Several L/C Agent:

JPMorgan Chase Bank, N.A.

1111 Fannin Street, Floor 10

Houston, Texas 77002-6925

Attention: Lydia Gomez

Tel: 713-750-2531

Fax: 713-750-2223

Email: lydia.x.gomez@jpmorgan.com

Schedule 9.01 to Credit Agreement

with a copy to:

JPMorgan Chase Bank, N.A.

Attention: Brijendra S Grewal

Tel: 212-270-5305

Fax: 917-456-3256

Email: brijendra.s.grewal@jpmorgan.com

Schedule 9.01 to Credit Agreement

EXHIBIT A

NOTE

New York, New York

            , 201

For value received, [Prudential Financial, Inc., a New Jersey corporation] [Prudential Funding, LLC, a New Jersey limited liability company] (the “Borrower”), promises to pay to                     (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the Termination Date provided, or as otherwise provided, in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in Dollars in immediately available funds at the office of JPMorgan Chase Bank, N.A. provided for in the Credit Agreement.

All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of April 14, 2015 among Prudential Financial, Inc., Prudential Funding, LLC, The Prudential Insurance Company of America, the banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Several L/C Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

[PRUDENTIAL FINANCIAL, INC.]
[PRUDENTIAL FUNDING, LLC]

By:
Name:
Title:

Note

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

Note

EXHIBIT B

FORM OF ASSUMPTION AGREEMENT

            ,

To JPMorgan Chase Bank, N.A.,

as Administrative Agent party to the

Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of April 14, 2015 among Prudential Financial, Inc., Prudential Funding, LLC, The Prudential Insurance Company of America, the banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

The Borrowers and [                    ] (the “Assuming Bank”) each hereby agree as follows:

1. The Assuming Bank proposes to become an Assuming Bank pursuant to Section 2.09(d) of the Credit Agreement with a Commitment in the amount of $[        ] and, in that connection, hereby agrees with the Administrative Agent and the Borrowers that it shall become a Bank for all purposes of the Credit Agreement on the applicable Commitment Increase Date.

2. The Assuming Bank (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Bank, including, without limitation, the obligations of each Bank with respect to confidentiality set forth in Section 9.12 thereof.

3. Following the execution hereof, this Assumption Agreement will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assumption Agreement (the “Effective Date”) shall be the applicable Commitment Increase Date.

4. Upon satisfaction of the applicable conditions set forth in Section 2.09(d) of the Credit Agreement and upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Assuming Bank shall be a party to the Credit Agreement and have all of the rights and obligations of a Bank thereunder.

Assumption Agreement

5. This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

6. This Assumption Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assumption Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

Assumption Agreement

IN WITNESS WHEREOF, the Borrowers and the Assuming Bank have caused this letter to be duly executed and delivered as of the date first above written.

Very truly yours,

PRUDENTIAL FINANCIAL, INC.

By
Name:
Title:

PRUDENTIAL FUNDING, LLC

By
Name:
Title:

[NAME OF ASSUMING BANK]

By
Name:
Title:

Accepted this day of
, 201 :

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Name:
Title:

Assumption Agreement

EXHIBIT C

[FORM OF OPINION OF COUNSEL FOR THE OBLIGORS]

April 14, 2015

To the Banks and the Administrative Agent Referred to Below

c/o	JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, NY, 10172

Ladies and Gentlemen:

As Vice President and Corporate Counsel of The Prudential Insurance Company of America, a New Jersey-domiciled life insurance company (“PICA”) and General Counsel of Prudential Funding, LLC, a New Jersey limited liability company (“PFLLC”), I am familiar with the Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of April 14, 2015, among Prudential Financial, Inc., a New Jersey corporation (“PFI”), PFLLC (together with PFI, the “Borrowers”), PICA (together with the Borrowers, the “Obligors”), the banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. I am also familiar with the Support Agreement dated as of March 18, 1982 (the “PICA Support Agreement”) between PICA and PFLLC under which PICA has agreed to cause PFLLC at all times to have a Tangible Net Worth (as such term is defined therein) of at least $1.00. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of the Borrowers pursuant to Section 3.01(d) of the Credit Agreement.

I have examined or caused to be examined under my direction certificates of public officials, and copies, certified or otherwise identified to my satisfaction, of such corporate documents and records of the Obligors and of such other persons as I have deemed relevant and necessary or appropriate as a basis for this opinion. In addition, I have relied, to the extent I deemed such reliance proper, upon certificates of officers of the Obligors with respect to the accuracy of material factual matters which were not independently established.

Based on the foregoing, I am of the opinion that:

1.	PFI is a corporation, PICA is a life insurance company, and PFLLC is a limited liability company, in each case, duly organized and validly existing in good standing under the laws of the State of New Jersey. Each Borrower and PICA have all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2.	The execution, delivery and performance of the Credit Agreement by each Borrower and PICA and the Notes by each Borrower (collectively, the “Notes”) are within such Borrower’s or PICA’s powers, as applicable, and have been duly authorized by such Borrower or PICA, as applicable.

Opinion of Counsel for the Obligors

1.	The Credit Agreement has been duly executed and delivered by each Borrower and PICA, and the Notes have been duly executed and delivered by each Borrower.

2.	The Credit Agreement is a valid and binding agreement of each Borrower and PICA and the Notes of each Borrower are valid and binding agreements of such Borrower, enforceable against such party, as applicable, in accordance with their respective terms, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights (or, in the case of PICA, applicable bankruptcy, insolvency, reorganization, rehabilitation, liquidation, conservation or similar laws affecting the rights of creditors of insurance companies) and (ii) general principles of equity (regardless of whether asserted in a proceeding in equity or at law).

3.	The execution, delivery and performance of the Credit Agreement by each Borrower and PICA, and the Notes by each Borrower, do not and will not (i) require any action by, or in respect of, or filing with, any governmental body or agency, or (ii) violate PFI’s Certificate of Incorporation or By-Laws, PICA’s Charter or By-Laws or PFLLC’s Certificate of Formation or By-Laws or (iii) result in any breach of any of the terms of, or constitute a default under, any provision of applicable law or regulation, or any judgment or order or any instrument or agreement known to me (after due inquiry or investigation) to which such Obligor is party or by which any of its property is bound.

4.	Neither PFI nor PICA is an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”). PFLLC, as successor to Prudential Funding Corporation (the “Predecessor Corporation”), has been exempted from all provisions of the Investment Company Act of 1940, by order of the Securities and Exchange Commission dated April 27, 1982, issued pursuant to Section 6(c) of the Investment Company Act, and such order remains in full force and effect.

5.	To the best of my knowledge, there are no legal or governmental proceedings pending or threatened against or involving any Borrower or PICA which, after consideration of applicable reserves, are reasonably likely to have a material adverse effect on the ability of any Borrower or PICA to perform its obligations under the Credit Agreement or which in any manner draw into question the validity or enforceability of or seek to terminate the Credit Agreement or the Notes.

6.	To the best of my knowledge (after due inquiry and investigation) there is not pending or threatened any action, suit or proceeding against PICA or PFLLC before any court or brought by any governmental agency, authority or body, which calls into question the validity or enforceability of or seeks to terminate the PICA Support Agreement.

7.	The execution, delivery and performance of the PICA Support Agreement have been duly authorized by PICA, and the PICA Support Agreement has been duly executed and delivered by PICA. The execution, delivery and performance of the PICA Support Agreement were duly authorized by the Predecessor Corporation, and the PICA Support Agreement was duly executed and delivered by the Predecessor Corporation. Pursuant to Section 42:2B-20 of the New Jersey Limited Liability

Opinion of Counsel for the Obligors

Company Act, PFLLC merged with the Predecessor Corporation effective September 29, 2000 (the “Merger”). Upon effectiveness of the Merger, (i) all of the Predecessor Corporation’s assets, liabilities, rights, privileges, duties, obligations and property vested by operation of law in PFLLC as successor to the Predecessor Corporation and (ii) the Predecessor Corporation’s rights and privileges under the PICA Support Agreement inured to the benefit of PFLLC.

8.	The PICA Support Agreement is a valid and binding agreement of each of PICA and PFLLC, enforceable against PICA and PFLCC in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, rehabilitation, liquidation, conservation or similar laws affecting the rights of creditors of insurance companies and the rights of creditors generally, (ii) general principles of equity (regardless of whether asserted in a proceeding in equity or at law), (iii) the power of the New Jersey Commissioner of Banking and Insurance under N.J.S.A. 17B:20-6 to impose reasonable and temporary restrictions on the types of investments which an insurance company may make, (iv) the requirements of N.J.S.A. 17:27A-4 that investments in a subsidiary which equal or exceed 3% of PICA’s admitted assets as of the prior December 31 or which are part of a series of like transactions within any twelve-month period that equal or exceed 3% of PICA’s admitted assets as of the prior December 31, require 30 days’ prior notice to the New Jersey Commissioner of Banking and Insurance, who may within that 30-day period disapprove such investments which exceed 3% of admitted assets, and (v) applicable investment limitations under N.J.S.A. 17B:20-4.

9.	The PICA Support Agreement does not (i) require any action by, or in respect of, or filing with, any governmental body or agency that has not previously been obtained or made or as is described in paragraph 10 above, (ii) contravene the Charter or By-Laws of PICA or the Certificate of Formation or By-Laws of PFLCC or (iii) result in any breach of any of the terms of, or constitute a default under, any provision of applicable law or regulation, or any judgment or order or any instrument or agreement known to me (after due inquiry or investigation) to which PICA or PFLCC is a party or by which any of its property is bound.

10.	The obligations of PFLLC in respect of Loans made to PFLLC under the Credit Agreement constitute “Debt” of PFLLC as that term is defined in the PICA Support Agreement.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and the State of New Jersey, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. Although I am a member of the New York bar, I am not admitted to practice law in New Jersey, except under a limited license for in-house counsel. With respect to the Merger, I have relied upon the opinion of McCarter & English, dated August 31, 2000, delivered to the Predecessor Corporation, a copy of which is attached hereto.

Very truly yours,
Nabanita C. Nag

Opinion of Counsel for the Obligors

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Bank]1]

3.	Borrowers:	Prudential Financial, Inc. and Prudential Funding, LLC

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

1	Select as applicable.

Assignment and Assumption

5. Credit Agreement:	The Amended and Restated Credit Agreement dated as of April 14, 2015 among Prudential Financial, Inc., Prudential Funding, LLC, The Prudential Insurance Company of America, the Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Several L/C Agent

6. Assigned Interest:

Aggregate Amount of Commitment/Loans for all Bank	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans2
$	$	%
$	$	%
$	$	%

Effective Date:             , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

Assignment and Assumption

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By
Name:
Title:

3	To be added only if the consent of the Administrative Agent is required by the terms of Section 9.06(c) of the Credit Agreement.

Assignment and Assumption

[Consented to:

[NAME OF BANK],
as a Fronting L/C Issuer

By:
Name:
Title:]4

4	To be added only if the consent of a Fronting L/C Issuer is required by the terms of Section 9.06(c) the Credit Agreement.

Assignment and Assumption

[Consented to:]5

PRUDENTIAL FINANCIAL, INC.

By:
Name:
Title:

5	To be added only if the consent of PFI is required by the terms of Section 9.06(c) the Credit Agreement.

Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Obligors, any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Obligors, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a Bank that is not incorporated under the laws of the United States of America or any state thereof, attached to (or delivered with) this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This

Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 14, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Prudential Financial, Inc., Prudential Funding, LLC, The Prudential Insurance Company of America, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Several L/C Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of Internal Revenue Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:
Date:	, 201

U.S. Tax Compliance Certificate

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 14, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Prudential Financial, Inc., Prudential Funding, LLC, The Prudential Insurance Company of America, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Several L/C Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of Internal Revenue Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 201

U.S. Tax Compliance Certificate

EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 14, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Prudential Financial, Inc., Prudential Funding Company, LLC, The Prudential Insurance Company of America, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Several L/C Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of Internal Revenue Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 201

U.S. Tax Compliance Certificate

EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 14, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Prudential Financial, Inc., Prudential Funding, LLC, The Prudential Insurance Company of America, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Several L/C Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS
Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:
Date:	, 201

U.S. Tax Compliance Certificate

EXHIBIT F

[FORM OF]

PICA ASSUMPTION AGREEMENT

AGREEMENT dated as of             ,         , made by THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a life insurance company organized under the laws of the State of New Jersey (“PICA”), in favor of the Banks and the Administrative Agent party to the Credit Agreement referred to herein and the holders from time to time of the Loans made to PFLLC (as defined below) thereunder.

W I T N E S E T H:

WHEREAS, Prudential Funding, LLC (“PFLLC”) is a party to an Amended and Restated Credit Agreement (as amended from time to time, the “Credit Agreement”) dated as of April 14, 2015 among Prudential Financial, Inc. (“PFI”), PFLLC (PFI and PFLLC, collectively, the “Borrowers” and each, a “Borrower”), PICA, the Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”);

WHEREAS, PICA owns, directly or indirectly, all of the membership interests in PFLLC; and

[WHEREAS, as of the date hereof [describe merger or consolidation of PFLLC into another Subsidiary], and under Section [5.03] [5.07] of the Credit Agreement it is a condition to such [termination] [merger] [consolidation] that PICA execute and deliver this Agreement;]

[WHEREAS, [the Support Agreement is being [amended] [modified] [waived] [supplemented] [novated]] [PICA’s obligations under paragraph 2 of the Support Agreement dated as of March 18, 1982 between PFLLC and PICA (the “Support Agreement”) are being terminated] as of the date hereof, and under Section 5.10 of the Credit Agreement it is a condition to such [amendment] [modification] [waiver] [supplement] [novation] [termination] that PICA execute and deliver this Agreement;]

[WHEREAS, the Borrowers desire to terminate PFLLC as a Borrower under the Credit Agreement as of the date hereof, and under Section 9.16 of the Credit Agreement it is a condition to such termination that PICA execute and deliver this Agreement;]

NOW THEREFORE, in consideration of the premises PICA hereby agrees as follows:

SECTION 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Credit Agreement.

SECTION 2. Assumption. PICA hereby unconditionally and irrevocably assumes, as principal obligor, all of the obligations of PFLLC under the Credit Agreement and the Loans made to PFLLC thereunder, including, without limitation, the obligations of PFLLC to pay in full when due (whether at stated maturity, upon acceleration or otherwise) the principal of and interest on such Loans and all other amounts payable by PFLLC under the Credit Agreement.

PICA Assumption Agreement

SECTION 3. Representations and Warranties. PICA hereby represents and warrants that:

(a) Authorization; No Contravention. The execution, delivery and performance by PICA of this Agreement are within PICA’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or the certificate of incorporation or the by-laws of PICA or of any agreement, judgment, injunction, order, decree or other instrument binding upon PICA or result in or require the creation or imposition of any Lien on any asset of PICA or any Material Subsidiary.

(b) Binding Effect. This Agreement constitutes a valid and binding agreement of PICA.

SECTION 4. Notices. All notices and other communications provided for or permitted hereunder shall be made as specified in Section 9.01 of the Credit Agreement.

SECTION 5. Governing Law; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. PICA HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. PICA IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) PICA HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 6. Severability. Any provision of this Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof and any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7. Entire Agreement. This Agreement, the Support Agreement and the Credit Agreement embody the entire agreement of PICA with respect to the subject matter hereof and supersede any prior written or oral agreements and understandings relating to the subject matter hereof.

PICA Assumption Agreement

IN WITNESS WHEREOF, PICA has caused this Agreement to be duly executed and delivered by its officers thereunto duly authorized as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name:
Title:

PICA Assumption Agreement

EXHIBIT G

[FORM OF]

PICA GUARANTEE AGREEMENT

GUARANTEE AGREEMENT dated as of             ,         , made by THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a life insurance company organized under the laws of the State of New Jersey (“PICA”), in favor of the Banks and the Administrative Agent party to the Credit Agreement referred to herein and the holders from time to time of the Loans made to PFLLC (as defined below) thereunder.

W I T N E S E T H :

WHEREAS, Prudential Funding, LLC (“PFLLC”) is a party to an Amended and Restated Credit Agreement (as amended from time to time, the “Credit Agreement”) dated as of April 14, 2015 among Prudential Financial, Inc. (“PFI”), PFLLC (PFI and PFLLC, collectively, the “Borrowers” and each, a “Borrower”), PICA, the Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”);

WHEREAS, PICA owns, directly or indirectly, all of the membership interests in PFLLC; and

[WHEREAS, [the Support Agreement is being [amended] [modified] [waived] [supplemented] [novated]] [PICA’s obligations under paragraph 2 of the Support Agreement dated as of March 18, 1982 between PICA and PFLLC (the “Support Agreement”) are being terminated] as of the date hereof, and under Section 5.10 of the Credit Agreement it is a condition to such [amendment] [modification] [waiver] [supplement] [novation] [termination] that PICA execute and deliver this Guarantee Agreement;

NOW, THEREFORE, in consideration of the premises, PICA hereby agrees as follows:

SECTION 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Credit Agreement.

SECTION 2. Guarantee. PICA hereby unconditionally and irrevocably guarantees as principal and not merely as surety the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to PFLLC under the Credit Agreement and the full and punctual payment of all other amounts payable by PFLLC under the Credit Agreement.

SECTION 3. Guarantee Absolute. PICA agrees that the guarantee contained in this Guarantee Agreement is a guarantee of payment and not of collection or collectability, and that the obligations of PICA hereunder shall be primary, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of PFLLC under the Credit Agreement or any Note, by operation of law or otherwise;

PICA Guarantee Agreement

(b) any modification or amendment of or supplement to the Credit Agreement or any Note;

(c) any release, non-perfection or invalidity of any direct or indirect security for any obligation of PFLLC under the Credit Agreement or any Note;

(d) any change in the corporate existence, structure or ownership of PFLLC, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting PFLLC or its assets or any resulting release or discharge of any obligation of PFLLC contained in the Credit Agreement or any Note;

(e) the existence of any claim, set-off or other rights which PICA may have at any time against PFLLC, the Administrative Agent, any Bank or any other Person, whether in connection herewith or with the Credit Agreement or the Support Agreement or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against PFLLC for any reason of the Credit Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by PFLLC of the principal of or interest on any Loan or any other amount payable by PFLLC under the Credit Agreement; or

(g) any other act or omission to act or delay of any kind by PFLLC, the Administrative Agent, any Bank or any other Person (including, without limitation, under the Support Agreement) or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of PICA’s obligations hereunder.

SECTION 4. Representations and Warranties. PICA hereby represents and warrants that:

(a) Authorization; No Contravention. The execution, delivery and performance by PICA of this Guarantee Agreement are within PICA’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or the certificate of incorporation or the by-laws of PICA or of any agreement, judgment, injunction, order, decree or other instrument binding upon PICA or result in the creation or imposition of any Lien on any asset of PICA or any Material Subsidiary.

(b) Binding Effect. This Guarantee Agreement constitutes a valid and binding agreement of PICA, enforceable in accordance with its terms.

SECTION 5. Manner of Payment. Payment by PICA hereunder shall be made in such funds, to such Persons and at such times and places as are specified for corresponding payments under the Credit Agreement.

SECTION 6. Enforcement of Guarantee. In no event shall the Administrative Agent, any Bank or any other Person have any obligation to proceed against PFLLC or any other Person or any property that may be pledged to secure the obligations of PFLLC under the Credit

PICA Guarantee Agreement

Agreement or the Notes or take any action against PFLLC or PICA under the Support Agreement before seeking satisfaction from PICA.

SECTION 7. Waiver. PICA hereby irrevocably waives promptness, diligence, acceptance hereof, presentment, demand, protest and any and all other notice not provided for herein and any requirement that at any time the Administrative Agent, any Bank or any other Person exhaust any right or take any action against PFLLC or any other Person (including, without limitation, PICA under the Support Agreement) and any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of PICA or that might otherwise limit recourse against PICA.

SECTION 8. Waiver of Subrogation. PICA irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the payee against PFLLC with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by PFLLC in respect thereof, whether or not all amounts payable by PFLLC under the Credit Agreement or its Notes have been paid in full.

SECTION 9. Notices. All notices and other communications provided for or permitted hereunder shall be given as specified in Section 9.01 of the Credit Agreement.

SECTION 10. No Waiver; Remedies. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11. Continuing Guarantee; Reinstatement in Certain Circumstances. The guarantee contained in this Guarantee Agreement is a continuing guarantee and PICA’s obligations hereunder shall (i) unless PICA shall have executed and delivered a PICA Assumption Agreement or PFLLC shall have consolidated with or merged into PICA in accordance with Section 5.07(a)(i)(A) of the Credit Agreement, remain in full force and effect until the indefeasible payment in full of the principal of and interest on the Loans made to PFLLC and all other amounts payable by PFLLC under the Credit Agreement and the expiration or earlier termination of the Commitments with respect to PFLLC under the Credit Agreement, (ii) be binding upon PICA and its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Banks, the Administrative Agent and the holders from time to time of the Loans made to PFLLC and their respective successors, transferees and assigns. If at any time any payment of any of the principal of or interest on any Loan or any other amount payable by PFLLC under the Credit Agreement is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of PFLLC or otherwise, PICA’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 12. Stay of Acceleration. If acceleration of the time for payment of any amount payable by PFLLC under the Credit Agreement or the Notes is stayed upon the insolvency, bankruptcy or reorganization of PFLLC, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement shall nonetheless be payable by PICA hereunder forthwith on demand by the Administrative Agent made at the request of the requisite proportion of the Banks specified in Article 6 of the Credit Agreement.

PICA Guarantee Agreement

SECTION 13. Governing Law; Waiver of Jury Trial.

(a) THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. PICA HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. PICA IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) PICA HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14. Severability. Any provision of this Guarantee Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof and any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 15. Entire Agreement. This Guarantee Agreement, the Support Agreement and the Credit Agreement embody the entire agreement of PICA with respect to the subject matter hereof and thereof and supersede any prior written or oral agreements and understandings relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, PICA has caused this Guarantee Agreement to be duly executed and delivered by its officers thereunto duly authorized as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name:
Title:

PICA Guarantee Agreement

EXHIBIT H

PICA SUPPORT AGREEMENT

AGREEMENT, dated as of March 18, 1982 between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Prudential”), and PRUDENTIAL FUNDING CORPORATION, a New Jersey corporation (“Funding”).

W I T N E S E T H:

WHEREAS, Prudential owns all of the issued and outstanding capital stock of PRUCO, INC. a New Jersey corporation (“PRUCO”), which in turn presently owns all of the issued and outstanding capital stock of Funding; and

WHEREAS, Funding plans to incur indebtedness for money borrowed from time to time to parties other than PRUCO or Prudential (“Debt”) in order to enable Funding to carry on its business; and

WHEREAS, Funding plans to guarantee indebtedness incurred from time to time by Prudential Overseas Funding Corporation N.V. and other subsidiaries of Prudential for money borrowed; and

WHEREAS, Prudential and Funding intended to provide certain assurances to holders of Debt and indebtedness guaranteed by Funding with respect to the stock ownership and financial conditions of Funding; and

WHEREAS, Funding plans to finance the borrowing requirements of companies within the Prudential group; and

WHEREAS, the corporate interests of Prudential will be furthered and the value of its investments in its subsidiaries preserved and potentially enhanced by its entering into this Support Agreement;

NOW THEREFORE, the parties agree as follows:

1. Stock Ownership of Funding. Prudential will directly (or indirectly through a wholly-owned subsidiary of Prudential) own and hold the entire legal title to and beneficial interest in all outstanding shares of stock of Funding having the power under ordinary circumstances to vote for the election of members of the Board of Directors of Funding, and will not directly or indirectly pledge or in any way encumber or otherwise dispose of any such shares of stock.

2. Maintenance of Tangible Net Worth. Prudential will cause Funding at all times to have a Tangible Net Worth of at least $1.00. “Tangible Net Worth” shall mean, as of the time of any determination thereof, the excess of (1) the sum of (i) the par value (or value stated on the books of Funding) of the capital stock of all classes of Funding, plus (or minus in the case of a deficiency) (ii) the amount of the paid-in capital and retained earnings of Funding, plus (iii) the amount of outstanding Subordinated Debt, over (2) all intangible assets of Funding; all determined in accordance with generally accepted accounting principles as in effect on the date hereof. “Subordinated Debt” shall mean indebtedness of Funding which is expressly and validly subordinated to all Debt of Funding and all indebtedness guaranteed by Funding from time to time outstanding.

PICA Support Agreement

3. No Guarantee. This Agreement is not, and nothing herein contained and nothing done pursuant hereto by Prudential shall be deemed to constitute, a direct or indirect guarantee by Prudential of the payment of any Debt or other obligation, indebtedness or liability, of any kind or character whatsoever, of Funding or its subsidiaries, if any.

4. Waiver. Prudential hereby waives any failure or delay on the part of Funding in asserting or enforcing any of its rights or in making any claims or demands hereunder.

5. Modification, Amendment and Termination. This Agreement may only be modified or amended in ways not less favorable to Funding, and may be terminated at any time by notice from one party to the other on not less than 90 days written notice, except that if termination of this Agreement is necessary to meet any legal or regulatory requirements applicable to Prudential, this Agreement may be terminated immediately by Prudential upon written notice to Funding. Notwithstanding any such termination, the obligations of Prudential under paragraph 2 hereof shall remain in full force and effect until the retirement of each issue of Debt and each issue of indebtedness guaranteed by Funding outstanding on the termination date, unless the holders of all Debt or indebtedness of such issue (or a trustee acting on behalf of such holders) shall have consented to such termination in writing.

6. Successors. The agreements herein set forth shall be mutually binding upon, and inure to the mutual benefit of, Prudential and Funding and their respective successors.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New Jersey.

PICA Support Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By:
Name:
Title:

PRUDENTIAL FUNDING CORPORATION

By:
Name:
Title:

PICA Support Agreement

EXHIBIT I

[FORM OF]

PFLLC TERMINATION NOTICE

            [Date]

To:	JPMorgan Chase Bank, N.A. (“Administrative Agent”)

From:	Prudential Financial, Inc. (“PFI”), The Prudential Insurance Company of America (“PICA”) and Prudential Funding, LLC (“PFLLC”)

Re:	Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of April 14, 2015 among PFI, PFLLC, PICA, the banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

We hereby give notice pursuant to Section 9.16 of the Credit Agreement that, effective as of the date hereof, PFLLC is terminated as a Borrower under the Credit Agreement and all commitments by the Banks to make Loans to PFLLC under the Credit Agreement are hereby terminated.

We hereby certify that the termination of PFLLC as a Borrower under the Credit Agreement complies with Section 9.16 of the Credit Agreement for the reasons set forth below:

[1. There are no Loans outstanding to PFLLC.

2. All obligations of PFLLC as a Borrower under the Credit Agreement arising in respect of any period in which PFLLC was, or on account of any action or inaction by PFLLC as, a Borrower under the Credit Agreement shall survive the termination effected by this notice.]*

[1. PICA has executed and delivered a PICA Assumption Agreement].

*	Include this language if no PICA Assumption Agreement has been executed and delivered.

PFLLC Termination Notice

Terms used herein have the meanings assigned to them in the Credit Agreement.

PRUDENTIAL FINANCIAL, INC.

By:
Name:
Title:

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA

By:
Name:
Title:

PRUDENTIAL FUNDING, LLC

By:
Name:
Title:

PFLLC Termination Notice